Exhibit 2.1

PLAN OF REORGANIZATION AND SHARE EXCHANGE AGREEMENT

by and among

THE HARTCOURT COMPANIES, INC.,

MAPLE CHINA EDUCATION INCORPORATED,

HARTCOURT EDUCATION INVESTMENT MANAGEMENT CONSULTING (SHANGHAI) CO., LTD,

SINO-CANADA INVESTMENT GROUP INC.,

SINO-CANADA HIGH SCHOOL,

WUJIANG HUAYU PROPERTY MANAGEMENT COMPANY,

CANADIAN LEARNING SYSTEMS CORPORATION

THE INDIVIDUALS AND ENTITIES LISTED ON SCHEDULE A HERETO

and

ROSS YUAN,
AS SHAREHOLDERS’ REPRESENTATIVE

Dated as of August 20, 2009

PLAN OF REORGANIZATION AND SHARE EXCHANGE AGREEMENT

THIS PLAN OF REORGANIZATION AND SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of August 20, 2009 is entered into by and among The Hartcourt Companies, Inc., a Utah corporation (“Purchaser”), Maple China Education Incorporated, a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), Hartcourt Education Investment Management Consulting (Shanghai) Co., Ltd., a company existing under the Company Law of the People’s Republic of China and wholly owned subsidiary of Purchaser (“Purchaser Sub”), Sino-Canada Investment Group Inc., a company existing under the Company Law of the People’s Republic of China (the “Company”), Sino-Canada High School, a private educational non-enterprise institution existing under the laws of the People’s Republic of China (“SCHS”), Wujiang Huayu Property Management Company, a company existing under the Company Law of the People’s Republic of China (“PM”), Canadian Learning Systems Corporation, a company existing under the laws of the British Virgin Islands (“CLSC”), the individuals and entities listed on Schedule A to this Agreement (each a “Shareholder” and together the “Shareholders”), and Ross Yuan, in the capacity as representative of the Shareholders as provided herein (the “Shareholders’ Representative”). Certain capitalized terms used but not otherwise defined herein are defined in Section 11.1.

RECITALS

A.          The Shareholders are the owners of all of the issued and outstanding shares of capital stock of the Company (the “Target Shares”), free and clear of any Liens.

B.          The Boards of Directors of Purchaser and Purchaser Sub believe it is advisable and in the best interests of Purchaser and its stockholders, that Purchaser Sub acquire the Target Shares from the Shareholders pursuant to the terms of this Agreement (the “Acquisition”).

C.           In connection with the Acquisition and conditional upon and immediately prior to the Acquisition, the parties desire to reincorporate Purchaser to the State of Delaware by the merger of Purchaser with and into Merger Sub, where Merger Sub will be the surviving corporation in the merger (the “Reincorporation Merger”). The surviving corporation after the Reincorporation Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

D.           In connection with the Reincorporation Merger and the Acquisition, Purchaser desires to effect a 1 for 80 reverse stock split in its outstanding common shares.

E.           The Board of Directors of Purchaser has approved, and has resolved to recommend to its stockholders approval of the Reincorporation Merger, the Acquisition and issuance of shares of Purchaser Common Stock to the Shareholders in connection with the Acquisition (the “Share Issuance”).

F.           The parties to this Agreement intend the Reincorporation Merger to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

G.           The consideration payable by the Surviving Corporation in connection with the Acquisition is subject to increase or decrease based upon the financial condition of Purchaser and the Company prior to the Closing pursuant to the terms of this Agreement.

H.           The Company, SCHS, PM, CLSC and the Shareholders, on the one hand, and Purchaser, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

I.           At the Closing, the Shareholders will each enter into (i) a lock-up agreement in the form attached hereto as Exhibit A (the “Lock-Up Agreement”), with the Surviving Corporation whereby such Shareholders will each agree to certain restrictions on the sale or transfer of shares of Surviving Corporation Common Stock owned by them, and (ii) a voting agreement in the form attached hereto as Exhibit F (the “Voting Agreement”), with the Surviving Corporation whereby such Shareholders will each agree to vote the shares of Surviving Corporation Common Stock owned by them in accordance with the terms thereof through the date of the next annual meeting of stockholders of the Surviving Corporation.

AGREEMENT

In consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
REINCORPORATION MERGER

1.1           The Reincorporation Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Utah Revised Business Corporations Act (“Utah Law”) and the General Corporation Law of the State of Delaware (“Delaware Law”), Purchaser shall be merged with and into Merger Sub, the separate corporate existence of Purchaser shall cease, and Merger Sub shall continue as the surviving corporation.

1.2           Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Reincorporation Merger will take place at the offices of Hayden Bergman Rooney, Professional Corporation, 150 Post Street, Suite 650, California, immediately prior to the Closing. On the Closing Date, the parties hereto shall cause the Reincorporation Merger to be consummated by filing Articles of Merger in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of Utah (the “Articles of Merger”), in accordance with the applicable provisions of Utah Law, and a Certificate of Merger in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing as evidenced by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

1.3           Effect of the Reincorporation Merger.  At the Effective Time, the effect of the Reincorporation Merger shall be as provided in the applicable provisions of Utah Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Purchaser and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Purchaser and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation and Bylaws.

(a)           Unless otherwise determined by Purchaser prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.

(b)           Unless otherwise determined by Purchaser prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5           Directors and Officers.

(a)           Directors of Surviving Corporation.  Unless otherwise determined by Purchaser prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified. Upon the Closing, the directors of the Surviving Corporation shall fill the vacancies on the board of directors of the Surviving Corporation in accordance with Section 6.11.

(b)           Officers of Surviving Corporation.  Unless otherwise determined by Purchaser prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation. Upon the Closing, additional officers of the Surviving Corporation shall be appointed by the Board of Directors of the Surviving Corporation in accordance with Section 6.12.

1.6           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Reincorporation Merger and without any action on the part of Purchaser, Merger Sub or the holders of any shares of capital stock of Purchaser, the following shall occur:

(a)           Purchaser Common Stock.  Each share of common stock, par value $0.001 per share, of Purchaser (“Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Purchaser Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted into the right to receive 0.0125 validly issued, fully paid and nonassessable share (the “Exchange Ratio”) of the common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”) upon surrender of the certificate representing such share of Purchaser Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.8). Notwithstanding anything set forth in this Section 1.6(a), any Dissenting Shares will be treated as set forth in Section 1.7.

(b)           Repurchase Rights.  If any shares of Purchaser Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Purchaser, then the shares of Surviving Corporation Common Stock issued in exchange for such shares of Purchaser Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Surviving Corporation Common Stock may accordingly be marked with appropriate legends.

(c)           Cancellation of Treasury and Purchaser Owned Stock.  Each share of Purchaser Common Stock held by Purchaser or any direct or indirect wholly-owned Subsidiary of Purchaser immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.001, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding prior immediately to the Effective Time shall be cancelled.

(e)           Stock Options.  At the Effective Time, all Purchaser Options outstanding under each Purchaser Stock Option Plan shall be assumed by the Surviving Corporation in accordance with Section 6.10.

(f)           Fractional Shares.  No fraction of a share of Surviving Corporation Common Stock will be issued by virtue of the Reincorporation Merger, but in lieu thereof each holder of shares of Purchaser Common Stock who would otherwise be entitled to a fraction of a share of Surviving Corporation Common Stock (after aggregating all fractional shares of Surviving Corporation Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from the Surviving Corporation an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Per Share Price.

(g)           Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Purchaser Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7           Dissenting Shares.

(a)           Notwithstanding any other provisions of this Agreement to the contrary, any shares of Purchaser Common Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Utah Law (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Purchaser Common Stock set forth in Section 1.6(a), but the holder thereof shall only be entitled to such rights as are provided by Utah Law.

(b)           Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Utah Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Purchaser Common Stock set forth in Section 1.6(a), without interest thereon, and subject to the provisions of Section , upon surrender of the certificate representing such shares.

1.8           Surrender of Certificates.

(a)           Exchange Agent.  Purchaser shall select its transfer agent, Signature Stock Transfer Inc., or another institution reasonably satisfactory to Purchaser to act as the exchange agent (the “Exchange Agent”) in the Reincorporation Merger.

(b)           Surviving Corporation to Provide Common Stock.  Promptly after the Effective Time, the Surviving Corporation shall enter into an agreement with the Exchange Agent, which shall provide that the Surviving Corporation shall make available to the Exchange Agent for exchange in accordance with this Section 1.8, the shares of Surviving Corporation Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Purchaser Common Stock and any dividends or distributions which holders of shares of Purchaser Common Stock may be entitled pursuant to Section 1.8(c). In addition, the Surviving Corporation shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Purchaser Common Stock may be entitled pursuant to Section 1.8(d). Any cash and Surviving Corporation Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)           Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Purchaser Common Stock whose shares were converted into the right to receive shares of Surviving Corporation Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d):  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Surviving Corporation Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Surviving Corporation Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Surviving Corporation Common Stock into which such shares of Purchaser Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d).

(d)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date hereof with respect to Purchaser Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Purchaser Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Surviving Corporation Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Surviving Corporation Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Surviving Corporation Common Stock.

(e)           Transfers of Ownership.  If shares of Surviving Corporation Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Surviving Corporation or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Surviving Corporation Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Surviving Corporation or any agent designated by it that such Tax has been paid or is not payable.

(f)           Required Withholding.  Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Purchaser Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(g)           No Liability.  Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Surviving Corporation Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)           Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Purchaser stockholders pursuant to this ARTICLE I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Purchaser stockholders pursuant to this ARTICLE I shall promptly be paid to the Surviving Corporation.

(i)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one (1) year after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for the shares of Surviving Corporation Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d) with respect to the shares of Purchaser Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Purchaser Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

1.9           No Further Ownership Rights in Purchaser Common Stock.  All shares of Surviving Corporation Common Stock issued upon the surrender for exchange of shares of Purchaser Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Purchaser Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Purchaser Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

1.10          Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Surviving Corporation Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, Purchaser or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11           Tax Consequences.  It is intended by the parties hereto that the Reincorporation Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

1.12           Further Action.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Purchaser and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Purchaser and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Reincorporation Merger.

ARTICLE II
EXCHANGE OF SHARES

2.1           Exchange of Shares. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations and warranties set forth herein, at the Closing, the Shareholders agree to convey, assign, transfer and deliver to Purchaser Sub, and Purchaser Sub agrees to acquire from the Shareholders, all of such Shareholders’ right, title and interest in the Target Shares owned of record or beneficially by such Shareholders, free and clear of any Liens. Schedule A to this Agreement sets forth the number and type of Target Shares that each of the Shareholders will convey, assign, transfer and deliver to Purchaser Sub hereunder subject to the terms of this Agreement.

2.2           Closing. The exchange of the Target Shares held by the Shareholders listed on Schedule A to this Agreement shall take place at the offices of Hayden Bergman Rooney, Professional Corporation, 150 Post Street, Suite 650, San Francisco, California, by the exchange of documents and instruments by mail, courier, and facsimile to the extent mutually acceptable to the parties hereto, at a time and date to be specified by the parties, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing”). The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3           Purchase Consideration.

(a)           Purchase Price. The aggregate purchase price for the Target Shares (the “Purchase Price”) shall be equal to the sum of (i) $33,623,963.87, plus (ii) the aggregate amount of Purchaser Closing Date Indebtedness in excess of $600,000 (excluding the Purchaser Loan Amount repaid in accordance with Section 8.3(g)), if applicable, and minus (iii) the aggregate amount of Sino-Canada Working Capital Deficiency, if applicable. Notwithstanding the foregoing, in no event shall the Purchase Price exceed $40,348,756.64.

(b)           Share Issuance. At the Closing, the Purchase Price shall be paid by the Surviving Corporation issuing certificates to the Shareholders representing the aggregate number of shares of Surviving Corporation Common Stock equal to (x) the Purchase Price, multiplied by (y) a fraction whereby the numerator is the number of Target Shares held by the Shareholders listed on Schedule A to this Agreement and the denominator is the aggregate number of Target Shares, divided by (z) the Per Share Price, and such certificates shall be allocated in accordance with Section 2.4.

2.4           Mechanics of Certificate Surrender and Payment. At the Closing, the Shareholders’ Representative shall deliver to the Surviving Corporation original share certificates representing all of each Shareholders’ Target Shares to be exchanged, together with duly executed stock powers, in proper form for transfer and such other documents or instruments as are necessary to vest in the Surviving Corporation all such Shareholder’s interests in the Target Shares in accordance with the terms of this Agreement. At the Closing, the Surviving Corporation shall issue certificates to each Shareholder listed on Schedule A to this Agreement representing the number of shares of Surviving Corporation Common Stock according to each Shareholder’s pro rata interest of the Purchase Price in shares of Surviving Corporation Common Stock according to such Shareholder’s Target Shares set forth opposite such Shareholder’s name. Any Shareholder receiving Surviving Corporation Common Stock in exchange for Target Shares that are subject to any vesting rights, repurchase rights, or other restrictions shall receive such Surviving Corporation Common Stock with the substantially the same vesting rights, repurchase rights, or other restrictions.

2.5           No Further Ownership Rights in Target Shares.  Following the Closing, the Shareholders shall not have any ownership rights in or to the Target Shares sold to the Surviving Corporation.

2.6           Lost, Stolen or Destroyed Certificates.  In the event any stock certificates for Target Shares shall have been lost, stolen or destroyed, the Surviving Corporation shall pay to the applicable Shareholder(s), in accordance with the terms and conditions hereof, such portion of the Purchase Price as is allocable to the Target Shares represented by such lost, stolen or destroyed certificates, upon receipt of an affidavit of such Shareholder(s) in which such Shareholder(s) certifies in writing as to the fact that such certificate or certificates are lost, stolen or destroyed and undertakes to indemnify the Surviving Corporation from and against all Losses incurred in connection with or arising out of the Purchaser Sub’s purchase of the Target Shares evidenced thereby.

2.7           No Fractional Shares.  No fractional shares of Surviving Corporation Common Stock shall be issued pursuant to this Agreement. If a Shareholder or the Surviving Corporation would otherwise be entitled to receive a fraction of a share of Surviving Corporation Common Stock (after aggregating all fractional shares of Surviving Corporation Common Stock issuable to such Person) shall, in lieu of such fraction of a share, be paid in cash the amount in U.S. Dollars (rounded up to the nearest whole cent) determined by multiplying such fraction by the Per Share Price.

2.8           Withholding Taxes.  Notwithstanding any other provision in this Agreement, the Surviving Corporation shall have the right to deduct and withhold from any payments to be made hereunder if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from each Shareholder and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to each Shareholder or other recipient of payments in respect of which such deduction and withholding was made.

2.9           Tax Documents.  Prior to the Closing, each Shareholder shall deliver to the Purchaser all Tax documents and information requested to be provided in connection with the Acquisition by the Surviving Corporation.

2.10           Shareholders’ Representative.

(a)           Appointment of Shareholders’ Representative. Each of the Shareholders does hereby irrevocably make, constitute and appoint the Shareholders’ Representative as his, her or its agent, to act in his, her or its name, place and stead, as such Shareholder’s attorney-in-fact, to (i) execute and deliver all documents necessary or desirable to carry out the intent of the this Agreement (including in the name of, or on behalf of, such Shareholder), (ii) make all elections or decisions entered into in connection with this Agreement, (iii) hold such Shareholder’s equity securities of the Company and transfer, exercise or convert such equity securities, as the case may be, in accordance with the terms hereof, (iv) act on such Shareholder’s behalf in connection with all obligations and agreements of the Shareholders under this Agreement, (v) amend, waive or otherwise change the terms or conditions of this Agreement on behalf of such Shareholder, (vi) give and receive on behalf of the Shareholders any and all notices from or to any Shareholder or Shareholders under the Agreement, and (vii) otherwise exercise all rights of such Shareholder and otherwise act on behalf of such Shareholder under the Agreement and in connection with the Acquisition, in each case as if such Shareholder had personally done such act, and the Shareholders’ Representative hereby accepts such appointment. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Shareholder shall not terminate such appointment or the authority and agency of the Shareholders’ Representative.  The power-of-attorney granted in this Section 2.10(a) is coupled with an interest and is irrevocable.

(b)           The Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any other Shareholder, the Company, SCHS, PM, CLSC, Purchaser or any third Person or any other evidence reasonably deemed by the Shareholders’ Representative to be reliable, and the Shareholders’ Representative shall be entitled to act on the advice of counsel selected by it.  The Shareholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of such Shareholders as it deems appropriate or it shall have been expressly jointly and severally indemnified to its satisfaction by the Shareholders appointing it against any and all Losses that the Shareholders’ Representative may incur by reason of taking or continuing to take any such action.

(c)           The Shareholders’ Representative shall be entitled to retain counsel acceptable to it and to incur such expenses as the Shareholders’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Shareholders’ Representative shall be jointly and severally borne by each Shareholder.

(d)           The Shareholders party to this Agreement hereby agree to jointly and severally indemnify the Shareholders’ Representative (in its capacity as such) against, and to hold the Shareholders’ Representative (in its capacity as such) harmless from, any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Shareholders’ Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement.

(e)           Ross Yuan shall be the initial Shareholders’ Representative and shall serve as the Shareholders’ Representative until his resignation. Upon the resignation of the Shareholders’ Representative, the Shareholders holding a majority of the Company Common Shares as of immediately prior to the Closing shall appoint a new Shareholders’ Representative. Each time a new Shareholders’ Representative is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing with a copy to the Purchaser.

(f)           Absent any notice received by the Surviving Corporation to the contrary, and absent bad faith or willful misconduct, the Surviving Corporation (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no Loss to the Shareholders with respect to, actions, decisions and determinations of the Shareholders’ Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Shareholders’ Representative are fully authorized by all of the Shareholders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SCHS, PM AND CLSC

As of the date hereof, the Company, SCHS, PM and CLSC hereby represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in a disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company to Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Letter”) as follows:

3.1           Organization; Standing; Charter Documents; Subsidiaries.

(a)           Organization; Standing and Power. Each Sino-Canada Entity (i) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, SCHS, PM and CLSC or adversely affect on the Company’s, SCHS’, PM’s and CLSC’s ability to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other business entity at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other business entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(b)           Charter Documents. The Company has delivered or made available to Purchaser true and correct copies of: (i) the articles of incorporation (including any certificate of designations) and bylaws, or like organizational documents, of the Company, each as amended to date (collectively, the “Target Charter Documents”), and (ii) the articles of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries, each as amended to date (collectively, “Target Subsidiary Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Target Charter Documents and none of its Subsidiaries is in violation of its respective Target Subsidiary Charter Documents.

(c)           Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company and/or a wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, charges, encumbrances, and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. Other than its Subsidiaries, the Company does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any other Person.

(d)           Directors. Section 3.1(d) of the Company Disclosure Letter lists the directors of each Sino-Canada Entity as of the date hereof.

(e)           Officers. Section 3.1(e) of the Company Disclosure Letter lists the officers of each Sino-Canada Entity as of the date hereof.

3.2           Capital Structure.

(a)           Capital Stock.

(i)           The authorized capital stock of the Company consists of 50,000,000 shares, RMB 1.00 par value per share (the “Company Shares”). As of the date hereof: (x) 50,000,000 Company Shares were issued and outstanding and owned by the Persons listed on Section 3.2(a)(i) of the Company Disclosure Letter and (y) no Company Shares were issued and held by the Company in its treasury. No other shares of Company capital stock are outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(ii)           The authorized capital stock of SCHS consists of 300,000 shares, RMB 1.00 par value per share (the “SCHS Shares”). As of the date hereof: (x) 300,000 SCHS Shares were issued and outstanding and owned by the Company and (y) no SCHS Shares were issued and held by SCHS in its treasury. No other shares of SCHS capital stock are outstanding. All of the outstanding shares of capital stock of SCHS are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(iii)           The authorized capital stock of PM consists of 500,000 shares, RMB 1.00 par value per share (the “PM Shares”). As of the date hereof: (x) 500,000 PM Shares were issued and outstanding and owned by the Company and (y) no PM Shares were issued and held by PM in its treasury. No other shares of PM capital stock are outstanding. All of the outstanding shares of capital stock of PM are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(iv)           The authorized capital stock of CLSC consists of 100 common shares, $1.00 par value per share (the “CLSC Shares”). As of the date hereof: (x) 100 CLSC Shares were issued and outstanding and owned by the Company and (y) no CLSC Shares were issued and held by CLSC in its treasury. No other shares of CLSC capital stock are outstanding. All of the outstanding shares of capital stock of CLSC are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b)           Voting Debt. There are no bonds, debentures, notes or other indebtedness of any Sino-Canada Entity (i) having the right to vote on any matters on which shareholders of any Sino-Canada Entity may vote (or which is convertible into, or exchangeable for, securities of any Sino-Canada Entity having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, SCHS, PM or CLSC (collectively, “Voting Debt”), issued or outstanding.

(c)           Other Securities. As of the date hereof, the Company has no other Subsidiaries and owns no equity in any other entity. None of SCHS, PM or CLSC owns any equity in any entity as of the date hereof. Except as otherwise set forth in this Section 3.2, there are no authorized or outstanding shares of preferred stock and no securities, options, warrants, calls, rights, Contracts, arrangements or undertakings of any kind to which any Sino-Canada Entity is a party or by which any of them is bound obligating any Sino-Canada Entity to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise granting any Sino-Canada Entity the right to have a third party issue, deliver or sell to any Sino-Canada Entity, additional shares of capital stock, Voting Debt or other voting securities of any Sino-Canada Entity, or obligating any Sino-Canada Entity to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, arrangement or undertaking. All outstanding shares of capital stock of each Sino-Canada Entity have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and all other applicable Laws and (ii) all requirements set forth in applicable Contracts with respect to such shares to which the Company is a party. There are no outstanding Contracts to which any Sino-Canada Entity is a party to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, any Sino-Canada Entity or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any Sino-Canada Entity. No Sino-Canada Entity is a party to, nor are there, any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, any Sino-Canada Entity. For purposes of this Agreement, “Laws” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

3.3           Authority.  The Company, SCHS, PM and CLSC have all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company, SCHS, PM and CLSC is a party and the consummation of the transactions contemplated hereby and thereby shall as of the Closing have been duly authorized by all necessary corporate action on the part of the Company, SCHS, PM and CLSC, including by the Company’s, SCHS’, PM’s and CLSC’s Board of Directors and by the Shareholders. This Agreement and each of the Related Agreements to which the Company, SCHS, PM and CLSC is a party have been duly executed and delivered by the Company, SCHS, PM and CLSC, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, SCHS, PM and CLSC, as applicable, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4           No Conflict.  The execution and delivery by the Company, SCHS, PM and CLSC of this Agreement and any Related Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”): (i) any provision of the Target Charter Documents or the Target Subsidiary Charter Documents, (ii) any written or oral mortgage, indenture, lease, contract, permit, license, franchise, insurance policy, agreement, instrument, or commitment (each a “Contract”) to which any Sino-Canada Entity is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Law applicable to any Sino-Canada Entity or any of their respective properties or assets (whether tangible or intangible). Following the Closing and pursuant to the terms of those Contracts to which any of the Sino-Canada Entities is a party as of the Closing, the applicable Sino-Canada Entity will be permitted to exercise all of its rights under such Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the applicable Sino-Canada Entity would otherwise have been required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.5           Consents. No consent, notices, waivers, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental entity or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) or any third party, including a party to any Contract to which any Sino-Canada Entity is a party or by which its assets are bound (so as not to trigger any Conflict), is required to be obtained or made by any Sino-Canada Entity in connection with the execution and delivery of this Agreement and any Related Agreement to which any Sino-Canada Entity is a party or the consummation of the Acquisition and other transactions contemplated hereby and thereby, except for: (i) the consents listed on Section 3.5 of the Company Disclosure Letter (“Company Consents”); (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign, state or provincial securities (or related) Laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign pre-acquisition notice statutes; and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on any Sino-Canada Entity or adversely affect the ability of the Company, SCHS, PM or CLSC to consummate the Acquisition within the time frame in which the Acquisition would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

3.6           Company Financial Statements. The Company has delivered or made available to Purchaser the Company’s (i) unaudited consolidated balance sheets as of December 31, 2007, and December 31, 2008, respectively, and the related unaudited consolidated statements of income, cash flow and members’ equity for the respective years then ended (the “Company Historic Financial Statements”), and (ii) unaudited consolidated balance sheet as of June 30, 2009 (the “Balance Sheet Date”) and the related consolidated statements of income, cash flow and members’ equity for the three and six-month periods then ended available at the date of this Agreement (together with the Company Historic Financial Statements, the “Financials”). Except as set forth in Section 3.6 of the Company Disclosure Letter, the Company Historic Financial Statements are complete and accurate and fairly present, in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), in all material respects the financial condition of the Company and the operating results and cash flows as of the dates and during the periods indicated therein, except that the unaudited interim financial statements may not contain all footnotes required by GAAP and were or are subject to normal and recurring year end adjustments. The Company’s unaudited balance sheet as of the Balance Sheet Date as delivered or made available to Purchaser is referred to hereinafter as the “Current Balance Sheet.” The Sino-Canada Entities’ books and records have been properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

3.7           Internal Controls.  The Sino-Canada Entities have established and maintain, adhere to and enforce a system of internal controls over financial reporting, which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Sino-Canada Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Sino-Canada Entities are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, SCHS, PM and CLSC, as applicable, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets, SCHS’s assets, PM’s assets or CLSC’s assets, as applicable, that could have a material effect on the financial statements of the Sino-Canada Entities. Neither any Sino-Canada Entity (including any Employee thereof) nor the Company’s independent auditors or legal counsel has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Sino-Canada Entities, (B) any fraud, whether or not material, that involves the management or other Employees of any Sino-Canada Entity, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the Financials, the Company, SCHS, PM and CLSC have disclosed to Purchaser all deficiencies and weaknesses identified by the Company, SCHS, PM or CLSC or any of their independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by the Sino-Canada Entities.

3.8           No Undisclosed Liabilities.  As of the date hereof, the Sino-Canada Entities do not have any liability, indebtedness, obligation, unpaid expense, claim, deficiency, guaranty or endorsement (“Indebtedness”) of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, except for those which (i) have been disclosed, reflected, recorded or reserved against in the Current Balance Sheet, or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and which are not in excess of $100,000 individually. Set forth on Section 3.8 of the Company Disclosure Letter are all leases and indebtedness of the Company, SCHS, PM and CLSC that have been guaranteed by any of the Shareholders, together with a brief summary describing the nature of each such guarantee.

3.9           No Changes.  From the Balance Sheet Date through the date hereof, there has not been, occurred or arisen any (except as contemplated by this Agreement):

(a)           transaction by any Sino-Canada Entity except in the ordinary course of business as conducted on that date and consistent with past practices or the entry into this Agreement;

(b)           modifications, amendments or changes to the Target Charter Documents or Target Subsidiary Charter Documents;

(c)           expenditure, transaction or commitment by any Sino-Canada Entity exceeding $100,000 individually;

(d)           payment, discharge, waiver or satisfaction, in any amount in excess of $100,000 in any one case, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of any Sino-Canada Entity), other than payments, discharges or satisfactions in the ordinary course of business or of liabilities recorded or reserved against in the Current Balance Sheet;

(e)           destruction of, damage to, or loss of any material assets (whether tangible or intangible) of the Sino-Canada Entities (whether or not covered by insurance);

(f)           loss of any material business or customer of the Sino-Canada Entities;

(g)           employment dispute, including claims or matters raised by any individual or Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Sino-Canada Entities;

(h)           adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Sino-Canada Entities, except as required by GAAP, applicable Law or the SEC, or the adoption of U.S. GAAP in connection with the preparation of the Financials;

(i)           adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes with respect to the Sino-Canada Entities;

(j)           revaluation by the Sino-Canada Entities of any of their assets (whether tangible or intangible) from what appears on the Current Balance Sheet, including writing down the value of intangible assets or writing off notes or accounts receivable;

(k)           declaration, setting aside or payment of any distribution (whether in cash or property) in respect of any Company Shares, SCHS Shares, PM Shares or CLSC Shares, any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Shares, SCHS Shares, PM Shares or CLSC Shares, or any direct or indirect repurchase, redemption, or other acquisition by any of the Sino-Canada Entities of any Company Shares, SCHS Shares, PM Shares or CLSC Shares (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(l)           split, combination or reclassification of any Sino-Canada Entity’s capital stock;

(m)           (i) increase in or other change to the salary or other compensation payable or to become payable by the Sino-Canada Entities to any officers, employees, consultants or advisors, (ii) the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Sino-Canada Entities of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person, or (iii) adoption or amendment of any Employee Plan, or (iv) execution or amendment of any Employee Agreement with any Employee earning more than $100,000 annually;

(n)           sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Sino-Canada Entities, including the sale of any accounts receivable of the Sino-Canada Entities, or any creation of any security interest in such assets or properties, except the sale of products to customers in the ordinary course of business;

(o)           loan by any Sino-Canada Entity to any third party, amendment to the terms of any outstanding loan agreement with respect to any loan by a Sino-Canada Entity, or purchase by any Sino-Canada Entity of any debt securities of any third party, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(p)           incurrence by any Sino-Canada Entity of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by any Sino-Canada Entity of any indebtedness of a third party, issuance or sale of any debt securities of any Sino-Canada Entity or guaranteeing of any debt securities of a third party, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(q)           waiver or release of any material right or claim of any Sino-Canada Entity, including any write-off or other compromise of any account receivable of such Sino-Canada Entity;

(r)           commencement or settlement of any Legal Proceeding by any Sino-Canada Entity, other than the payment, discharge, settlement or satisfaction for money, of Legal Proceedings (i) in the ordinary course of business consistent with past practice or in amounts not in excess of $100,000 individually or $200,000 in the aggregate, or (ii) which liabilities were recorded or reserved against in the Current Balance Sheet;

(s)           the receipt by any Sino-Canada Entity of a written or oral notice or threat of any Legal Proceeding against any Sino-Canada Entity or relating to any of its businesses, properties or assets;

(t)           receipt by any Sino-Canada Entity of written or oral notice of any claim or potential claim of ownership, interest or right by any Person other than a Sino-Canada Entity of any Company Intellectual Property, or of infringement by any Sino-Canada Entity of any other Person’s Intellectual Property;

(u)           issuance, grant, delivery, transfer, sale or purchase, or entry into a Contract to issue, grant, deliver, transfer, sell or purchase, by any Sino-Canada Entity, of any Company Shares, SCHS Shares, PM Shares, CLSC Shares or securities convertible into, or exercisable or exchangeable for, Company Shares, SCHS Shares, PM Shares or CLSC Shares or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing;

(v)           event or condition of any character that has had a Material Adverse Effect on any Sino-Canada Entity;

(w)           purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by any Sino-Canada Entity, except in the ordinary course of business consistent with past practice;

(x)           acquisition by any Sino-Canada Entity by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Sino-Canada Entities;

(y)           entry by any Sino-Canada Entity into a Contract with (i) respect to any joint venture, strategic partnership or alliance, or (ii) an Affiliate of any of the Sino-Canada Entities or of any of the Shareholders;

(z)           hiring by any Sino-Canada Entity of any employees other than non-officer employees in the ordinary course of business consistent with past practice and at compensation levels substantially comparable to that of similarly situated employees, or promotion, demotion or termination or other material change to the employment status or title of any Employee earning more than $100,000 annually by any Sino-Canada Entity;

(aa)           to the Company’s, SCHS’, PM’s or CLSC’s Knowledge, cancellation, amendment or renewal of any insurance policy of any Sino-Canada Entity; or

(bb)           agreement by any Sino-Canada Entity or any Shareholder to do any of the things described in the preceding clauses (a) through  (aa) of this Section 3.9 (other than negotiations with Purchaser, the Sino-Canada Entities, and the Shareholders and their representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.10           Accounts Receivable.

(a)           Set forth in Section 3.10 of the Company Disclosure Letter is a list of all accounts receivable of the Sino-Canada Entities as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b)           All of the accounts receivable of the Sino-Canada Entities as of the Balance Sheet Date and all of the accounts receivable of the Company, SCHS, PM and CLSC as of the date hereof, arose in the ordinary course of business, to the Company’s, SCHS’, PM’s and CLSC’s Knowledge are not subject to any valid set-off or counterclaim, do not represent obligations for goods or services subject to any repurchase or return arrangement other than in the ordinary course of business consistent with past practice, and are to the Company’s, SCHS’, PM’s and CLSC’s Knowledge collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. As of the date hereof, no Person has any Lien on any accounts receivable of the Company, SCHS, PM or CLSC and no written or oral request or agreement for deduction or discount has been received by any Sino-Canada Entity with respect to any accounts receivable of any Sino-Canada Entity.

3.11           Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, provincial, local and foreign taxes, assessments and other like or similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           Tax Returns and Audits.

(i)           Each Sino-Canada Entity has (a) prepared and timely filed all required federal, state, provincial, local, municipal and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes of the Sino-Canada Entities and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and (b) timely paid all Taxes they are required to pay.

(ii)          Each Sino-Canada Entity has withheld with respect to the Employees and other third parties, all federal, state, provincial and foreign Taxes required to be withheld, and, to the extent required, have timely paid such Taxes withheld over to the appropriate authorities.

(iii)         No Sino-Canada Entity has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against such Sino-Canada Entity, nor has any Sino-Canada Entity executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)         No audit or other examination of any Return of any Sino-Canada Entity is presently in progress, nor has any Sino-Canada Entity been notified orally or in writing of any request for such an audit or other examination.

(v)          No Sino-Canada Entity has any liabilities for unpaid Taxes for any period or portion of any period ending on or before the Balance Sheet Date which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Sino-Canada Entity has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi)         There are (and immediately following the Closing there will be) no Liens on the assets of any Sino-Canada Entity relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of any Sino-Canada Entity.

(vii)       No Sino-Canada Entity is a party to any Tax sharing, indemnification or allocation agreement nor does any Sino-Canada Entity owe any amount under any such agreement.

3.12           Restrictions on Business Activities.  There is no Contract or Order to which any Sino-Canada Entity is a party or otherwise binding upon any Sino-Canada Entity which prohibits or impairs or which may be reasonably be expected to restrict, prohibit, or impair any business practice or action of the Sino-Canada Entities or limits the freedom of the Sino-Canada Entities to engage in any line of business or to compete with any Person. Set forth in Section 3.12 of the Company Disclosure Letter is a list as of the date hereof of each Contract to which any Sino-Canada Entity is a party or is otherwise binding on a Sino-Canada Entity pursuant to which it is restricted from selling, licensing or otherwise distributing any product or from providing any service, in any geographic area, during any period of time, or in any segment of the market, together with a brief summary of such restriction.

3.13           Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Sufficiency of Assets.

(a)           Section 3.13(a) of the Company Disclosure Letter sets forth as of the date hereof a list of all real property currently owned, leased, subleased or licensed by or from any Sino-Canada Entity or otherwise used or occupied by any Sino-Canada Entity for the operation of their businesses (the “Owned andLeased Real Property”). True and complete copies of each Ownership Certificate and Lease Agreement have been delivered or made available to Purchaser.

(b)           Set forth in Section 3.13(b) of the Company Disclosure Letter is a true, correct and complete list as of the date hereof of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property to which any Sino-Canada Entity is a party, including all amendments, terminations and modifications thereof (“Lease Agreements”). As of the date hereof, there are no other Lease Agreements for real property affecting the Leased Real Property or to which any Sino-Canada Entity is bound.

(c)           Each Lease Agreements is a valid and binding agreement of the Sino-Canada Entity party thereto, enforceable against such Sino-Canada Entity and against each of the counterparties thereto, in accordance with its terms, and is in full force and effect with respect to the Sino-Canada Entity party thereto, and the other parties thereto. There is not, under any of such Lease Agreements, any existing default, past due payment of rent, or event of default (or event which with notice or lapse of time, or both, would constitute a default) by any Sino-Canada Entity or, to the Company’s, SCHS’, PM’s or CLSC’s Knowledge, the other parties thereto. No Sino-Canada Entity has received any written or oral notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Sino-Canada Entities currently occupy all of the Leased Real Property for the operation of their business. To the Company’s, SCHS’, PM’s or CLSC’s Knowledge, there are no other parties occupying, or, with a right to occupy, the Leased Real Property. No Sino-Canada Entity owes brokerage commissions or finders fees with respect to any such Leased Real Property, except as reserved for in the Current Balance Sheet.

(d)           The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed by companies engaged in the same or similar business as the Sino-Canada Entities with respect to similar properties, and suitable for the conduct of the Company’s, SCHS’, PM’s and CLSC’s business as currently conducted. The operation of the Sino-Canada Entities’ business as currently conducted on the Leased Real Property does not, nor does such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions, other than any violations that would not have a Material Adverse Effect on any of the Sino-Canada Entities.

(e)           Each Sino-Canada Entity has good and valid title to, or, in the case of leased tangible properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(f)           All material items of equipment owned or leased by any Sino-Canada Entity are (i) adequate for the conduct of the business of the Sino-Canada Entities as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. On the Closing Date, the tangible properties and assets owned, leased or licensed by the Sino-Canada Entities will be sufficient with respect to tangible properties and assets to conduct the business of the Sino-Canada Entities immediately following the Closing in substantially the same manner as presently conducted by the Sino-Canada Entities. The recent restructuring of the subsidiaries of the Company in contemplation of entering into this Agreement, including as described in Section 6.23, do not impact the assets, rights, profits and financial condition and prospects of the Company on a consolidated basis following the consummation of such transactions as compared to the condition and operation of the business of the Company on a consolidated basis prior the date of this Agreement.

3.14           Intellectual Property.

(a)           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, mask works, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to Intellectual Property, (v) trademarks, trade names and service marks, and (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to any Sino-Canada Entity.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity.

(b)           Section 3.14(b) of the Company Disclosure Letter lists as of the date hereof (i) all Registered Intellectual Property owned or exclusively licensed by, or filed in the name of, any Sino-Canada Entity (the “Company Registered Intellectual Property”), and (ii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent or similar authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

(c)           The rights of the Sino-Canada Entities to each item of Company Registered Intellectual Property is valid and enforceable. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Entities for the purposes of maintaining such Registered Intellectual Property in connection with the Company’s business as currently conducted. In each case in which any Sino-Canada Entity has acquired any Intellectual Property Rights from any Person, such Sino-Canada Entity has obtained a valid and enforceable assignment of such Intellectual Property Rights to such Sino-Canada Entity sufficient to irrevocably transfer all rights in such Intellectual Property to the Sino-Canada Entity, and the Sino-Canada Entities have recorded each such assignment with the relevant Governmental Entities, including the PTO, the United States Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be, as is customary for companies engaged in the same or similar business as the Sino-Canada Entities. To the Company’s, SCHS’, PM’s and CLSC’s Knowledge, no Company Intellectual Property is subject to any proceeding or outstanding Order adversely affecting the validity, use or enforceability of the Sino-Canada Entities’ rights to such Company Intellectual Property as used in the Sino-Canada Entities’ business as currently conducted.

(d)           The Company, SCHS, PM or CLSC owns or, to the extent it licenses from a third party, has rights to use in the Sino-Canada Entities’ business as currently conducted, each item of Company Intellectual Property, including all Company Registered Intellectual Property, free and clear of any Liens. The Company and its Subsidiaries are the exclusive owners or, to the Company’s Knowledge to the extent the Company or its Subsidiaries licenses from a third party, the exclusive licensee, of all Company Intellectual Property.

(e)           To the extent that any Company Intellectual Property has been developed or created independently or jointly by any Person other than any Sino-Canada Entity for which any Sino-Canada Entity has, directly or indirectly, provided consideration for such development or creation, the Sino-Canada Entities have a Contract with such Person with respect thereto, and the Sino-Canada Entities have obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights by such Person.

(f)           No Sino-Canada Entity has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person or (ii) permitted the rights of the Sino-Canada Entities in such Company Intellectual Property to enter into the public domain.

(g)           The Company Registered Intellectual Property constitutes all of the Registered Intellectual Property (except “off-the-shelf” software) used in or necessary to, or that would otherwise be infringed by, the conduct of the business of the Sino-Canada Entities as currently conducted.

(h)           Section 3.14(h) of the Company Disclosure Letter lists as of the date hereof all Contracts to which any Sino-Canada Entity is a party with respect to the license by such Sino-Canada Entity of any Intellectual Property Rights from a third party.

(i)           No third party that has licensed Intellectual Property or Intellectual Property Rights to any Sino-Canada Entity has ownership rights or license rights to improvements or derivative works made by such Sino-Canada Entity in such licensed Intellectual Property.

(j)           As of the date hereof, no Sino-Canada Entity is party to any Legal Proceeding, and the Sino-Canada Entities have not received written or oral notice of any violation, with respect to any Contracts between a Sino-Canada Entity and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made, or received by such Sino-Canada Entity thereunder.

(k)           To the Company’s, SCHS’, PM’s and CLSC’s Knowledge, the operation of the business of the Sino-Canada Entities as currently conducted, including the development, design, use, import, branding, advertising, promotion, marketing, distribution and sale of any technology, product or service of the Sino-Canada Entities does not infringe or misappropriate any Intellectual Property Rights of any Person and will not infringe or misappropriate when conducted by Purchaser or the Sino-Canada Entities following the Closing or violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. As of the date hereof, the Sino-Canada Entities have not received written or oral notice from any Person claiming that the operation of the business of the Sino-Canada Entities as currently conducted, including the use, import, branding, advertising, promotion, marketing, distribution and sale of any technology or service of the Sino-Canada Entities, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is there any basis therefor).

(l)           Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser Sub by operation of law or otherwise of any Contracts to which any Sino-Canada Entity is a party, will result in: (i) the Surviving Corporation or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, the Surviving Corporation or any of its Subsidiaries; (ii) the Surviving Corporation or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business; or (iii) the Surviving Corporation or any of its Subsidiaries or the Sino-Canada Entities being obligated to pay any royalties or other material amounts to any third party in excess of those payable by the Sino-Canada Entities in the absence of this Agreement or the transactions contemplated hereby.

(m)           To the Company’s, SCHS’, PM’s and CLSC’s Knowledge, as of the date hereof no Person is violating, infringing or misappropriating any Company Intellectual Property. As of the date hereof, no Sino-Canada Entity has received written or oral notice that any Person is violating, infringing or misappropriating any Company Intellectual Property.

(n)           The Company, SCHS, PM and CLSC have taken all reasonable steps as are customary for companies engaged in the same or similar business as the Sino-Canada Entities that are required or necessary to protect the rights of the Sino-Canada Entities in confidential information and trade secrets of the Sino-Canada Entities or provided by any other Person to the Sino-Canada Entities.

3.15           Agreements, Contracts and Commitments.

(a)           Except as set forth in Section 3.15(a) of the Company Disclosure Letter (specifying the appropriate subparagraph below) (“Material Contracts”), as of the date hereof no Sino-Canada Entity is a party to, nor any of their assets are bound by:

(i)           any Contract with an Employee or individual consultant or contractor, any Contract to grant any severance or termination pay (in cash or otherwise) to any Employee, or any contractor or consulting Contract with a firm or other organization;

(ii)           any Employee Plan or Employee Agreement, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the occurrence of any of the transactions contemplated by this Agreement;

(iii)           any fidelity or surety bond or completion bond in excess of $100,000 individually or $200,000 in the aggregate;

(iv)           any lease of personal property having a value in excess of $100,000 individually or $200,000 in the aggregate;

(v)           any agreement of indemnification or guaranty;

(vi)           any Contract obligating any Sino-Canada Entity to make any capital expenditures and involving future payments in excess of $100,000 individually or $200,000 in the aggregate;

(vii)           any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

(viii)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving in excess of $100,000 individually or $200,000 in the aggregate;

(ix)           any purchase order or Contract for the purchase of materials involving in excess of $100,000 individually or $200,000 in the aggregate;

(x)           any joint marketing, strategic alliance, affiliate or development Contract;

(xi)           any Contract with an executive officer, Employee earning more than $100,000 annually, director,  stockholder or Affiliate of any Sino-Canada Entity;

(xii)           any Contract relating to the license of intellectual property by a Sino-Canada Entity (other than “off-the-shelf” software readily available on commercial terms and in each case for less than $1,000); or

(xiii)           any other Contract pursuant to which any Sino-Canada Entity has any obligation to pay or expend, or reasonably expects to receive, $100,000 individually or $200,000 in the aggregate or more and is not cancelable without penalty by the Company within thirty (30) days.

(b)           Each Material Contract is a valid and binding agreement of the Sino-Canada Entity party thereto, enforceable against such Sino-Canada Entity, and, to the Company’s, SCHS’, PM’s and CLSC’s Knowledge, against each of the counterparties thereto, in accordance with its terms, and is in full force and effect with respect to such Sino-Canada Entity, and the counterparties thereto. Each Sino-Canada Entity is in compliance with and is not in breach, violation or default under, has not received written or oral notice that it is in breach, violation or default under, and there is no event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by such Sino-Canada Entity under, any of the terms or conditions of any Material Contract to which it is a party. To the Company’s, SCHS’, PM’s and CLSC’s Knowledge, as of the date hereof no counterparty to a Material Contract is in breach, violation or default thereunder, nor as of the date hereof is there any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by such counterparty. True and complete copies of each Material Contract have been delivered or made available to Purchaser.

(c)           Each Sino-Canada Entity has fulfilled or will have fulfilled all material obligations required to have been performed by such Sino-Canada Entity, prior to the Closing Date pursuant to each Material Contract to which such Sino-Canada Entity is a party or to which it is bound.

3.16           Interested Party Transactions.  No executive officer, Employee, director, Affiliate, or stockholder of any Sino-Canada Entity (nor, to the Company’s, SCHS’, PM’s or CLSC’s Knowledge, any immediate family members or Affiliates of any of such Persons) (i) furnishes or sells services, products, technology or Intellectual Property that any Sino-Canada Entity furnishes or sells, (ii) purchases from or sells or furnishes to the Sino-Canada Entities, any goods, services, products, technology or properties  (tangible or intangible), (iv) is borrowed any money from or has loaned any money to any Sino-Canada Entity, or (iv) is party to any Contract to which any Sino-Canada Entity is a party.

3.17           Compliance; Permits; Exports.

(a)           Compliance.  No Sino-Canada Entity is in conflict with, or in default or in violation of, any Law applicable to it or by which it or by which any of its respective businesses or assets is bound, except for those conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Sino-Canada Entity. No Sino-Canada Entity has received written or oral notice that any investigation or review by any Governmental Entity is pending with respect to a conflict with, default or violation of, any Law applicable to it or by which any of its respective businesses or properties is bound, and, to the Knowledge of the Company, SCHS, PM and CLSC, no such investigation or review has been overtly threatened, against the Sino-Canada Entities. There is no decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Entity (“Order”) to which any Sino-Canada Entity is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by the Sino-Canada Entities as currently conducted.

(b)           Permits.  The Sino-Canada Entities hold, to the extent legally required, all consents, authorizations, permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Sino-Canada Entities as currently conducted or as reasonably contemplated to be conducted and the ownership by the Sino-Canada Entities of their respective assets, except for those the lack of which would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Company Permits”). The Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s, SCHS’, PM’s and CLSC’s Knowledge, overtly threatened.  The Sino-Canada Entities are in compliance in all material respects with the terms of the Company Permits.

(c)           Export Control Laws.  Each Sino-Canada Entity is conducting and has conducted its export transactions in accordance in all material respects with all applicable export and re-export control Laws. Each Sino-Canada Entity has obtained, and is in material compliance with, all export Permits required for (A) the export and re-export of products, services, software and technologies, and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), except as would not have a Material Adverse Effect on the Sino-Canada Entities. There are no Legal Proceeding pending or, to the Company’s, SCHS’, PM’s and CLSC’s Knowledge, overtly threatened against the Sino-Canada Entities, alleging a violation of such Export Approvals or the export control Laws of any Governmental Entity. No Export Approvals for the transfer of export licenses to Purchaser are required for the consummation of the Acquisition.

3.18          Foreign Corrupt Practices Act.  Assuming the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), was applicable to all of the Sino-Canada Entities, to the Company’s, SCHS’, PM’s and CLSC’s Knowledge, no Sino-Canada Entity, nor any officer, director, agent, Employee or other Person associated with or acting on their behalf, has, directly or indirectly, violated any provision of the FCPA, and to the Company’s, SCHS’, PM’s and CLSC’s Knowledge, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.19          Litigation.  As of the date hereof, there is no action, suit, claim or proceeding (each a “Legal Proceeding”) of any nature pending or threatened in writing against the Sino-Canada Entities, their properties (tangible or intangible) or any of their directors or executive officers and there is no reasonable basis therefor. To the Company’s, SCHS’, PM’s and CLSC’s Knowledge, as of the date hereof, there is no investigation by or before any Governmental Entity pending or overtly threatened against any of the Sino-Canada Entities, any of their properties (tangible or intangible) or any of their directors or officers.  To the Company’s, SCHS’, PM’s and CLSC’s Knowledge, no Governmental Entity has at any time challenged or questioned the legal right of the Sino-Canada Entities to conduct their operations.  To the Company’s, SCHS’, PM’s and CLSC’s Knowledge, there is no Legal Proceeding of any nature pending or overtly threatened as of the date hereof against any Person who has a right pursuant to a Contract to which any Sino-Canada Entity is a party or by which any of their assets are bound to indemnification from any Sino-Canada Entity related to facts and circumstances existing prior to the Closing.

3.20          Minute Book.  Copies of the minute books of the Sino-Canada Entities delivered or made available to Purchaser contain complete and accurate records of all actions taken, and all meetings held, by the boards of directors and stockholders of the Sino-Canada Entities (and any committees thereof) since the time of formation of each of Sino-Canada Entities. At the Closing, the minute books of the Sino-Canada Entities will be in the possession of such entities.

3.21          Environmental Matters.

(a)           Hazardous Material.  No Sino-Canada Entity has: (i) operated any underground storage tanks at any property that it has at any time owned, operated, occupied or leased; or (ii) released any amount of any substance that has been designated by any Governmental Entity with jurisdiction over such release or by Law applicable to such release to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum and urea-formaldehyde, and all substances listed as hazardous substances or contaminants pursuant to any applicable federal, foreign, state, provincial or local Laws or constituting a hazardous waste (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Sino-Canada Entity has at any time owned, operated, occupied or leased.

(b)           Hazardous Materials Activities.  No Sino-Canada Entity has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials, nor disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Material Activities”), in each case in violation of any Law to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity applicable to such action.

(c)           Permits.  The Sino-Canada Entities currently hold all Permits necessary for the conduct of its Hazardous Material Activities, and other businesses of the Sino-Canada Entities as such activities and businesses are currently being conducted.

(d)           Environmental Liabilities.  As of the date hereof, no Legal Proceeding is pending, and the Sino-Canada Entities have not received any threat of a Legal Proceeding relating to the conduct of its Hazardous Material Activities or the handling of any Hazardous Material. No event has occurred that would cause or be reasonably expected to cause the Sino-Canada Entities to be involved in any environmental litigation or incur liability.

3.22          Brokers’ and Finders’ Fees.  No Sino-Canada Entity has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the execution and delivery of the Agreement or the consummation of any transaction contemplated hereby, nor will Purchaser incur, directly or indirectly, any such liability based on arrangements made by or on behalf of any Sino-Canada Entity.

3.23          Employee Benefit Plans and Compensation.

(a)           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person.

“Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including any arrangement for the benefit of Employees who perform services, which is or has been maintained, contributed to, or required to be contributed to, by any Sino-Canada Entity for the benefit of any Employee, or with respect to which any Sino-Canada Entity has or may have any liability or obligation.

“Employee” shall mean any current or former employee, contractor or consultant of any Sino-Canada Entity.

“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other Contract providing for compensation or benefits between any Sino-Canada Entity and any Employee.

“Pension Plan” shall mean each Employee Plan which any Sino-Canada Entity is a party to or bound by or under which any Sino-Canada Entity has any liability or contingent liability.

(b)           Schedule.  The Company has made available or provided to Purchaser as of the date hereof an accurate and complete list of each Employee Plan and each Employee Agreement with Employees earning more than $10,000 annually. As of the date hereof, no Sino-Canada Entity has made any plan or commitment to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement.

(c)           Employee Plan Compliance.  Each Sino-Canada Entity has performed all obligations required to be performed by it under, is not in default or violation of, and as of the date hereof has not received written notice of default or violation by any other party of, any Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws. There are no Legal Proceedings pending, and as of the date hereof no Sino-Canada Entity has received threat of any Legal Proceedings (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser, any Sino-Canada Entity or any Affiliate (other than ordinary administration expenses). As of the date hereof, here are no audits, inquiries or proceedings pending or overtly threatened by any Governmental Entity with respect to any Employee Plan. Each Sino-Canada Entity has timely made all contributions and other payments required by and due under the terms of each Employee Plan.

(d)           No Self-Insured Plan.  Neither any Sino-Canada Entity nor any Affiliate of any Sino-Canada Entity has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(e)           No Post-Employment Obligations.  No Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable statute, and no Sino-Canada Entity has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(f)           Effect of Transaction.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness held by the Sino-Canada Entities to an Employee, (iii) materially increase any benefits otherwise payable by the Sino-Canada Entities under any Employment Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits under any Employment Plan.

(g)           Employment Matters.  Each Sino-Canada Entity (i) is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees, (ii) has withheld and reported all amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date hereof, there are no Legal Proceedings pending or threatened in writing against the Sino-Canada Entities or any of the Employees relating to any Employee, Employee Agreement or Employee Plan. As of the date hereof, there are no Legal Proceedings pending or overtly threatened against the Sino-Canada Entities or any Company trustee under any worker’s compensation policy. The services provided by each of the Employees is terminable at the will of the Sino-Canada Entity for which such Employee is employed and any such termination would result in no liability to the Sino-Canada Entities. Section 3.23(g) of the Company Disclosure Letter lists as of the date hereof all liabilities of the Sino-Canada Entities to any Employee, that would result from the termination by the Sino-Canada Entities of such Employee’s employment, a change of control of any Sino-Canada Entity, or a combination thereof. No Sino-Canada Entity has any direct or indirect liability solely with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not have a Material Adverse Effect on the Sino-Canada Entities.

(h)           Labor.  No work stoppage or labor strike against the Sino-Canada Entities is pending or, to the Company’s, SCHS’, PM’s or CLSC’s Knowledge, overtly threatened as of the date hereof. To the Company’s, SCHS’, PM’s or CLSC’s Knowledge, as of the date hereof there are no activities or proceedings of any labor union to organize any Employees. As of the date hereof, there are no Legal Proceedings pending before any Governmental Entity or overtly threatened relating to any labor matters involving any Employee with respect to the Sino-Canada Entities, including charges of unfair labor practices. No Sino-Canada Entity has engaged in any unfair labor practices in violation of applicable Law. No Sino-Canada Entity is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Sino-Canada Entities.

(i)           No Interference or Conflict.  To the Company’s, SCHS’, PM’s or CLSC’s Knowledge, no stockholder, executive officer or Employee of the Sino-Canada Entities is obligated under any Contract or any Order that would interfere with such Person’s efforts to promote the interests of the Sino-Canada Entities, or that would interfere with the business of the Sino-Canada Entities. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Sino-Canada Entities as currently conducted, nor any activity of such stockholder, executive officer or Employee in connection with the carrying on of the business of the Sino-Canada Entities as currently conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract to which such Person is party, which would result in a Material Adverse Effect on any of the Sino-Canada Entities.

3.24          Insurance. The Company has made available or provided to Purchaser as of the date hereof all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, executive officers, Employees and stockholders of the Sino-Canada Entities to which any Sino-Canada Entity is the beneficiary. As of the date hereof, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the applicable policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Sino-Canada Entities are in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). As of the date hereof, no Sino-Canada Entity has received notice of any termination of, or premium increase with respect to, any of such policies. No Sino-Canada Entity has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.25          Warranties; Guarantees; Indemnities.  Except for warranties set forth in Section 3.25 of the Company Disclosure Schedule, including any warranties or guarantees implied by Law, no Sino-Canada Entity has given any warranties, guarantees or indemnities for which such Sino-Canada Entity remains liable relating to any products sold or services rendered by such Sino-Canada Entity. Section 3.25 of the Company Disclosure Letter contains a complete record of the warranty or guarantee claims with respect to any products sold or services rendered by the Sino-Canada Entities, including the date of claim, name of claimant, description of claim, resolution or status.

3.26          Customers and Suppliers. As of the date hereof, no current customer, vendor or supplier of the Sino-Canada Entities has overtly threatened in to cancel or otherwise modify its business relationship with such Sino-Canada Entity, which would be material to the Sino-Canada Entities.

3.27          Complete Copies of Materials.  The documents delivered or made available to Purchaser or included in the Company Disclosure Letter are true and complete copies of each document (or summaries of same).

3.28          Disclosure.  As of the Closing, none of the information supplied in writing by or on behalf of the Sino-Canada Entities specifically for inclusion or incorporation by reference in the Proxy Statement at the time the Proxy Statement is mailed or delivered to the stockholders of Purchaser, contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under with they are made, not misleading. Each of the Sino-Canada Entities agrees to provide to Purchaser a certificate with respect to such information provided to Purchaser for inclusion or incorporation by reference in the Proxy Statement.

3.29          No Other Representations or Warranties.  Except for the representations and warranties made by the Company, SCHS, PM and CLSC in this ARTICLE III, no Sino-Canada Entity makes any representation or warranty with respect to any of the Target Shares, any Sino-Canada Entity or its respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders hereby severally represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in a disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Shareholders’ Representative to Purchaser concurrently with the execution of this Agreement (the “Shareholders’ Disclosure Letter”), as follows:

4.1           Organization; Standing.  Each Shareholder that is an entity (i) as of the date hereof, is duly organized, validly existing and in good standing under the Laws of their place of incorporation, (ii) has the requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to adversely affect any Shareholder’s ability to consummate the transactions contemplated by this Agreement.

4.2           Ownership of Target Shares.  The Target Shares being purchased hereunder by Purchaser are owned of record by the Shareholders listed on Schedule A to this Agreement as owning such Target Shares, free and clear of all Liens, and upon the Closing, Purchaser shall receive good, valid and marketable title to the Target Shares being acquired hereunder, free and clear of all Liens. No Shareholder is a party to any voting agreements, irrevocable proxies, voting trusts, or other voting arrangements with respect to the Target Shares.

4.3           Authority.  Each Shareholder has all requisite corporate and other applicable power and authority to enter into this Agreement and any Related Agreements to which each Shareholder a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Shareholder of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby shall as of the Closing have been duly authorized by all necessary corporate action on the part of any Shareholder that is an entity, including by such Shareholder’s Board of Directors and by its shareholders, member or partners as applicable. This Agreement and any Related Agreements to which a Shareholder is a party have been duly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Shareholder enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.4           No Conflict.  The execution and delivery by each Shareholder of this Agreement and any Related Agreement to which a Shareholder is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with: (i) if an entity, any provision of the articles of incorporation (including any certificate of designations) and bylaws, or like organizational documents, of a Shareholder, each as amended to date, (ii) any Contract to which a Shareholder is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Law applicable to any Shareholder or any of its properties or assets (whether tangible or intangible), in each case which would adversely affect any Shareholder’s ability to consummate the transactions contemplated by this Agreement.

4.5           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any Contract to which any Shareholder is a party or by which its assets are bound (so as not to trigger any Conflict), is required to be made by a Shareholder in connection with the execution and delivery of this Agreement and any Related Agreements to which any Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, except for: (i) the consents listed on Section 4.5 of the Shareholders’ Disclosure Letter (“Shareholder Consents”), (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign, state or provincial securities (or related) Laws and the HSR Act and applicable foreign pre-acquisition notice statutes, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not adversely affect the ability of any Shareholder to consummate the Acquisition within the time frame in which the Acquisition would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

4.6           No Other Representations or Warranties.  Except for the representations and warranties made by the Shareholders in this ARTICLE IV, no Shareholder makes any representation or warranty with respect to any of the Target Shares, any Shareholder or their business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

4.7           Acquisition of Surviving Corporation Common Stock.

(a)           Acquisition Entirely for Own Account.  Each Shareholder is acquiring Surviving Corporation Common Stock hereunder for his, her or its own account and not with a view to the resale or distribution of any part thereof.

(b)           Disclosure of Information. Each Shareholder acknowledges that all of the Purchaser SEC Documents were fully available to it, that the Company encouraged it to review such documents, including with the assistance of counsel, and that it had such opportunity to review all such documents. Each Shareholder acknowledges that it has received all the information that it has requested relating to Purchaser and the transactions contemplated by this Agreement. Each Shareholder further represents that it has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of its acquisition of the Purchaser Common Stock hereunder and the transactions contemplated by this Agreement.

(c)           Shareholders Non-US Persons. Each Shareholder noted on Schedule A to this Agreement is not a “U.S. Person” as defined in Regulation S of the Securities Act and is not acquiring the securities for the account or benefit of any “U.S. Person” as defined in Regulation S of the Securities Act.

(d)           Restricted Securities. Each Shareholder understands that the Surviving Corporation Common Stock it will acquire hereunder constitutes “restricted securities” from the Surviving Corporation under the United States federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. Each Shareholder understands that, subject to certain limitations, the currently available exemption from registration under Rule 144 requires the securities to be held for a certain period of time before they can be sold in the United States.

(e)           Legend. It is understood that the certificates evidencing the Surviving Corporation Common Stock shall the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND ARE RESTRICTED SECURITIES (AS DEFINED IN RULE 144 UNDER THE U.S. SECURITIES ACT). EACH PURCHASER OF THESE SECURITIES ARE HEREBY NOTIFIED THAT THE SELLER OF THESE SECURITIES IS RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY REGULATION S THEREUNDER.

THE HOLDER OF THESE SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT: (A) THESE SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY: (I) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 UNDER THE U.S. SECURITIES ACT; (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE); OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, IN EACH CASE (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES; AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THESE SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. PRIOR TO PERMITTING ANY TRANSFER, THE COMPANY MAY REQUEST AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS TO BE EFFECTED IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE U.S. SECURITIES ACT OR IS EXEMPT FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.”

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date hereof, Purchaser, Merger Sub and Purchaser Sub hereby represent and warrant to the Company and the Shareholders, subject to such exceptions as are specifically disclosed in a disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the supplied by Purchaser to the Company and the Shareholders’ Representative concurrently with the execution of this Agreement (the “Purchaser Disclosure Letter”), as follows:

5.1           Organization; Standing; Charter Documents; Subsidiaries.

(a)           Organization; Standing and Power.  Purchaser and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the under the laws of the jurisdiction of its incorporation or organization (and upon Closing and completion of the Reincorporation Merger, the Surviving Corporation will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser or adversely affect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)           Charter Documents.  Purchaser has delivered or made available to the Company and the Shareholders’ Representative true and correct copies of: (i) the articles of incorporation (including any certificate of designations) and bylaws, or like organizational documents, of Purchaser (collectively, the “Purchaser Charter Documents”), and (ii) the articles of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries, each as amended to date (collectively, “PurchaserSubsidiary Charter Documents”), and each such instrument is in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents and none of its Subsidiaries is in violation of its respective Purchaser Subsidiary Charter Documents.

(c)           Subsidiaries. Section 5.1(c) of the Purchaser Disclosure Letter sets forth each Subsidiary of Purchaser as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by Purchaser and/or a wholly-owned Subsidiary of Purchaser, free and clear of Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. Other than its Subsidiaries, Purchaser does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any other Person.

(d)           Directors.  Section 5.1(d) of the Purchaser Disclosure Letter lists the directors of Purchaser as of the date hereof.

(e)           Officers.  Section 5.1(e) of the Purchaser Disclosure Letter lists the officers of Purchaser as of the date hereof.

5.2           Capital Structure.

(a)           Purchaser Capital Stock.  The authorized capital stock of Purchaser consists of: (i) 424,999,000 shares of Purchaser Common Stock, and (ii) 10,000,000 shares of Purchaser Preferred Stock. As of the date hereof: (x) 386,966,816 shares of Purchaser Common Stock were issued and outstanding issued and outstanding as of the date hereof, (y) no shares of Purchaser Preferred Stock are issued and outstanding, and (z) no shares of Purchaser Common Stock or Purchaser Preferred Stock were issued and held by Purchaser in its treasury. No other shares of Purchaser capital stock are issued. All of the issued and outstanding shares of capital stock of the Purchaser are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. No Person (other than the Shareholders) has any right of first refusal, preemptive right, right of participation, or any similar right with respect to Purchaser’s capital stock to participate in any transaction contemplated by this Agreement.

(b)           Stock Options. As of the date hereof: (i) 32,000,000 shares of Purchaser Common Stock are subject to issuance pursuant to outstanding options to purchase Purchaser Common Stock under the stock option, stock award, stock appreciation or phantom stock plans of Purchaser (the “Purchaser Stock Option Plans”) (stock options, stock awards, stock appreciation rights, phantom stock awards, stock-related awards and performance awards granted by Purchaser pursuant to the Purchaser Stock Option Plans are referred to in this Agreement as “Purchaser Options”), and (ii) 38,000,000 shares of Purchaser Common Stock are reserved for future issuance under the Purchaser Stock Option Plans. Section 5.2(b) of the Purchaser Disclosure Schedule lists as of the date hereof the Purchaser Options outstanding, including the name of the holder, number of shares of Purchaser Common Stock subject to issuance, date of grant and vesting terms. All shares of Purchaser Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Purchaser.

(c)           Voting Debt.  There are no bonds, debentures, notes or other indebtedness of Purchaser (i) having the right to vote on any matters on which stockholders of Purchaser may vote (or which is convertible into, or exchangeable for, securities of Purchaser having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Purchaser (collectively, “Purchaser Voting Debt”), issued or outstanding.

(d)           Other Securities.  Except as otherwise set forth in this Section 5.2, there are no securities, options, warrants, calls, rights, Contracts, arrangements or undertakings of any kind to which Purchaser is a party or by which it is bound obligating Purchaser to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise granting Purchaser the right to have a third party issue, deliver or sell to Purchaser additional shares of capital stock, Purchaser Voting Debt or other voting securities of Purchaser, or obligating Purchaser to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, arrangement or undertaking.  All outstanding shares of Purchaser Common Stock have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and all other applicable Laws and (ii) all requirements set forth in applicable Contracts with respect to such shares to which Purchaser is a party. There are no Contracts to which Purchaser is a party to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Purchaser. Purchaser is not a party to, nor are there, any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, Purchaser.

(e)           Merger Sub Capital Stock.  The authorized capital stock of Merger Sub consists of 100,000,000 shares of common stock, par value $0.001 per share, of which 1,000 shares issued and outstanding. Purchaser is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed by counsel to Purchaser at the direction of Purchaser on August 18, 2009, solely for purposes of effecting the Reincorporation Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Reincorporation Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

5.3           Authority.  Subject to obtaining stockholder approval, each of Purchaser, Merger Sub and Purchaser Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser, Merger Sub and Purchaser Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby shall as of the Closing have been duly authorized by all necessary corporate action on the part of Purchaser. The affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock present in person or by proxy in favor of the Acquisition and the Share Issuance at a meeting duly called and held for approval of such matters are the only votes of the holders of any class or series of Purchaser capital stock necessary to approve the Acquisition, the Share Issuance and the transactions contemplated by this Agreement. This Agreement and any Related Agreements to which Purchaser, Merger Sub and Purchaser Sub is a party have been duly executed and delivered by Purchaser, Merger Sub and Purchaser Sub, as the case may be, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Purchaser, Merger Sub and Purchaser Sub enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.4           No Conflict.  The execution and delivery by Purchaser, Merger Sub and Purchaser Sub of this Agreement and any Related Agreement to which Purchaser, Merger Sub and Purchaser Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (assuming Purchaser obtains stockholder approval of the Purchaser Shareholder Approval Items and amends its certificate of incorporation to authorize a sufficient number of shares of Purchaser Common Stock): (i) any provision of the Purchaser Charter Documents or Purchaser Subsidiary Charter Documents, (ii) any Contract to which Purchaser, Merger Sub and Purchaser Sub is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Law applicable to Purchaser, Merger Sub and Purchaser Sub or any of their properties or assets (whether tangible or intangible).

5.5           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any Contract to which Purchaser, Merger Sub and Purchaser Sub is a party or by which its assets are bound (so as not to trigger any Conflict), is required to be made by Purchaser, Merger Sub or Purchaser Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Purchaser, Merger Sub and Purchaser Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for: (i) the consents listed on Section 5.5 of the Purchaser Disclosure Letter (“Purchaser Consents”), (ii) the Purchaser Stockholder Approval Items in accordance with the Purchaser Charter Documents and other applicable requirements, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign, state or provincial securities (or related) Laws and the HSR Act and applicable foreign pre-acquisition notice statutes, (iv) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country with respect to the Share Issuance, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Purchaser, Merger Sub or Purchaser Sub or adversely affect the ability of Purchaser, Merger Sub or Purchaser Sub to consummate the Acquisition within the time frame in which the Acquisition would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

5.6           SEC Documents.

(a)           Purchaser has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Act and Exchange Act (the “Purchaser SEC Documents”). A true and complete copy of each Purchaser SEC Document is available on the web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to Purchaser, and no Purchaser SEC Documents contained on their respective filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document filed prior to the date of this Agreement.

(b)           Each of the financial statements of Purchaser (including, in each case, any related notes thereto) contained in Purchaser SEC Documents, (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to Purchaser, (ii) are complete and accurately and fairly present, in conformity with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act), the financial condition of Purchaser and the operating results and cash flows as of the dates and during the periods indicated therein, except that the unaudited interim financial statements may not contain all footnotes required by GAAP and were or are subject to normal and recurring year end adjustments.  Purchaser’s books and records have been properly and accurately maintained in all material respects, and, to Purchaser’s Knowledge, there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c)           Purchaser has no Indebtedness of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, except for those which (i) have been disclosed, reflected, recorded or reserved against in the unaudited balance sheet of Purchaser as of May 31, 2009 (the “Purchaser Balance Sheet Date”) provided to Sino-Canada or (ii) have arisen in the ordinary course of business consistent with past practices since the Purchaser Balance Sheet Date and prior to the date hereof and which are not in excess of $100,000 individually. Set forth on Section 5.6(c) of the Purchaser Disclosure Letter are all leases and indebtedness of Purchaser that have been guaranteed by a stockholder of Purchaser and the name of the guaranteeing stockholder(s), together with a brief summary describing the nature of each such guarantee.

5.7           Material Changes. Since the date of the latest financial statements included within the Purchaser SEC Documents through the date hereof, there has not been, occurred or arisen any (except as contemplated by this Agreement or as specifically disclosed in a subsequent Purchaser SEC Document filed prior to the date hereof or in connection herewith):

(a)           event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect;

(b)           Purchaser liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the SEC;

(c)           change in Purchaser’s method of accounting, except as required by GAAP;

(d)           any declaration, setting aside or payment of any distribution (whether in cash or property) in respect of any Purchaser’s capital stock, any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Purchaser Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by Purchaser or any of its affiliates of any shares of Purchaser Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor); or

(e)           issuance of any Purchaser equity securities to any officer, director or Affiliate.

Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to Purchaser or its business, properties, operations or financial condition, that would be required to be disclosed by Purchaser under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) business day prior to the date that this representation is made.

5.8           Tax Matters.  Purchaser filed all material Tax Returns required to be filed by it and has paid, or has adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Purchaser SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by Purchaser through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to Purchaser’s Knowledge, proposed, against Purchaser that are not subject to adequate reserves (in accordance with GAAP) in the most recent financial statements contained in the Purchaser SEC Documents. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of Purchaser, nor to Purchaser’s Knowledge is there any such claim or dispute pending or contemplated. Purchaser has delivered or made available to the Shareholders’ Representative correct and complete copies of all Returns, if any, filed by Purchaser, and all examination reports and statements of deficiencies assessed or asserted against or agreed to by the Purchaser, since its inception and any and all correspondence with respect to the foregoing.

5.9           Litigation.  There is no Legal Proceeding of any nature pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser, its properties (tangible or intangible) or any of its directors or executive officers with respect to the business of Purchaser. To Purchaser’s Knowledge, there is no investigation by or before any Governmental Entity pending or threatened in writing against Purchaser, any of its properties (tangible or intangible) or any of its directors or executive officers with respect to the business of Purchasers. To Purchaser’s Knowledge, no Governmental Entity has at any time challenged or questioned the legal right of Purchaser to conduct its operations as currently conducted or its ability to consummate the Acquisition. To Purchaser’s Knowledge, there is no Legal Proceeding pending or threatened in writing against any Person who has a right pursuant to a Contract to which Purchaser is a party or by which any of its assets are bound to indemnification from Purchaser related to facts and circumstances existing prior to the Closing.

5.10           Compliance; Permits.

(a)           Compliance.  Purchaser is not in conflict with, or in default or in violation of, any Law applicable to Purchaser or by which any of its business or properties is bound, except for those conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser has not received written notice that any investigation or review by any Governmental Entity is pending with respect to a conflict with, default or violation of, any Law applicable to Purchaser or by which any of its business or properties is bound, and, to the Knowledge of Purchaser, no such investigation or review has been threatened in writing, against Purchaser. There is no Order to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Purchaser as currently conducted or its ability to consummate the Acquisition. Purchaser is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the date hereof and as of the Closing Date.

(b)           Permits.  Purchaser holds, to the extent legally required, all Permits that are required for the operation of the business of Purchaser as currently conducted, the consummation of the Acquisition (subject to the consents, approvals, orders, authorizations, registrations, declarations or filings listed or disclosed in Section 5.5), and ownership by Purchaser of its assets (collectively, “Purchaser Permits”). To Purchaser’s Knowledge, the Purchaser Permits are in full force and effect and no suspension or cancellation of any of the Purchaser Permits is pending or threatened in writing.  Purchaser is in compliance in all material respects with the terms of the Purchaser Permits.

5.11           Internal Controls.  Purchaser has established and maintains, adheres to and enforces a system of internal controls over financial reporting, which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Purchaser, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Purchaser are being made only in accordance with appropriate authorizations of management and the Board of Directors of Purchaser, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Purchasers assets, that could have a material effect on the financial statements of Purchaser. Neither Purchaser (including any Employee thereof) nor Purchaser’s independent auditors or legal counsel has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Purchaser, (B) any fraud, whether or not material, that involves the management or other employees of Purchaser, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the financial statements of Purchaser, Purchaser has disclosed to the Company all deficiencies and weaknesses identified by Purchaser or any of its independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by Purchaser.

5.12           Foreign Corrupt Practices Act.  To Purchaser’s Knowledge, neither Purchaser, nor any officer, director, agent, employee or other Person associated with or acting on its behalf, has, directly or indirectly, violated any provision of the FCPA, and to Purchaser’s Knowledge, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

5.13           Minute Book.  The minutes of Purchaser contain fair and accurate records of all actions taken, and all meetings held, by the board of directors and stockholders of Purchaser (and any committees thereof) since the time of formation of Purchaser. At the Closing, the minute books of Purchaser will be in its possession.

5.14           Brokers’ and Finders’ Fees.  Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the execution and delivery of the Agreement or any transaction contemplated hereby, nor will the Company, SCHS, PM, CLSC or any of the Shareholders incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Purchaser.

5.15           Shares of Purchaser Common Stock.  The shares of Surviving Corporation Common Stock issuable to the Shareholders pursuant to Sections 2.3 and 2.4, when issued and delivered in compliance with the provisions of this Agreement, will be validly issued, and will be fully paid and nonassessable, and not subject to any preemptive rights or rights of first refusal.  Such shares of Purchaser Common Stock will be free of any Liens, other than any Liens created by or imposed upon the Shareholders; provided that such shares shall be subject to certain restrictions as set forth herein and in the Lock-Up Agreement.

5.16           Board Approval.  The Board of Directors of Purchaser has, by resolutions duly adopted or by vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, (i) determined that the Reincorporation Merger is in the best interests of Purchaser and its stockholders and declared the Reincorporation Merger to be advisable, (ii) determined that the Acquisition is fair to, and in the best interests of Purchaser and its stockholders and declared the Acquisition to be advisable, (iii) approved this Agreement and the transactions contemplated hereby, including the Reincorporation Merger, the reverse stock split and the Acquisition, and (iv) recommended that the stockholders of Purchaser approve (a) the Reincorporation Merger, (b) the reverse stock split, (c) the Acquisition, and (d) the Share Issuance (the items described in clauses (a) through (d), collectively, the “Purchaser Stockholder Approval Items”), and directed that such matters be submitted to Purchaser’s stockholders at the Purchaser Shareholders’ Meeting.

5.17           No General Solicitation. Neither Purchaser, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Purchaser Common Stock to be issued in the Share Issuance.

5.18           Disclosure.  As of the Closing, the Proxy Statement, at the time the Proxy Statement was mailed or delivered to the stockholders of Purchaser, shall not, other than any information about Shareholders and the Sino-Canada Entities, have contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under with they are made, not misleading.

5.19           Representations Complete.  None of the representations or warranties made by Purchaser, Merger Sub and Purchaser Sub (as modified by the Purchaser Disclosure Letter) in this Agreement, and none of the statements made in the Purchaser Disclosure Letter or any exhibit, schedule or certificate furnished by Purchaser pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5.20           No Other Representations or Warranties.  Except for the representations and warranties made by Purchaser, Merger Sub and Purchaser Sub in this ARTICLE V, Purchaser, Merger Sub and Purchaser Sub make no representations or warranties with respect to any of the Purchaser Common Stock to be issued in the Share Issuance, Purchaser or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company, SCHS, PM, CLSC, the Shareholders or their representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Proxy Statement.

(a)           As promptly as practicable after the execution of this Agreement, Purchaser shall prepare and file with the SEC a preliminary proxy statement relating to a meeting of Purchaser’s stockholders to be held to consider the approval of the Purchaser Shareholder Approval Items (the “Preliminary Proxy Statement”).

(b)           Purchaser shall use its reasonable best efforts to cause to be filed as promptly as reasonably practicable a final proxy statement relating to a meeting of Purchaser’s stockholders to be held to consider the approval of the Purchaser Shareholder Approval Items (the “Final Proxy Statement” and together with the Preliminary Proxy Statement, the “Proxy Statement”) and shall use its reasonable best efforts to comply with the Exchange Act and the rules and regulations of the SEC in preparing and filing such Proxy Statement.

(c)           The Company, SCHS, PM and CLSC shall promptly provide to Purchaser such information concerning its business affairs and financial statements and financial information as, in the reasonable judgment of Purchaser or its counsel, may be required or appropriate for inclusion in the Proxy Statement pursuant to this Section 6.1, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement. The Company shall cooperate with Purchaser (and its counsel) in the preparation of the Proxy Statement and any amendment or supplement thereto.

6.2           Reporting Status.  During the period beginning on the date of this Agreement and ending on the earlier to occur of the Closing Date or the termination of this Agreement pursuant to its terms, Purchaser shall file in a timely manner all reports required to be filed with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and Purchaser shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations of the SEC promulgated thereunder would otherwise permit such termination.

6.3           OTCBB Eligibility.  During the period beginning on the date of this Agreement and ending on the earlier to occur of the Closing Date or the termination of this Agreement pursuant to its terms, Purchaser shall take such actions as necessary to retain its eligibility for quotation on the OTC Bulletin Board.

6.4           Purchaser Stockholders Meeting; Board Recommendations.

(a)           Meeting of Stockholders. Promptly after the filing of the Final Proxy Statement, Purchaser will take all action necessary in accordance with the rules and regulations of the SEC, the Purchaser Charter Documents and applicable Laws to call, hold and convene a meeting of its stockholders to consider the approval of the Purchaser Stockholder Approval Items (the “Purchaser Stockholders’ Meeting”) to be held as promptly as practicable after the filing of the Final Proxy Statement. Purchaser will use all reasonable best efforts to solicit from its stockholders proxies in favor of the Purchaser Stockholder Approval Items, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules and regulations of the SEC, the Purchaser Charter Documents and applicable Laws to obtain such approvals. Purchaser shall ensure that the Purchaser Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Purchaser Stockholders’ Meeting are solicited in compliance with the rules and regulations of the SEC, the Purchaser Charter Documents and applicable Laws.

(b)           Board Recommendations. Purchaser shall cause the Board of Directors of Purchaser to recommend that the stockholders of Purchaser vote in favor of the approval the Purchaser Stockholder Approval Items at the Purchaser Stockholders’ Meeting. Purchaser shall cause the Proxy Statement to include a statement to the effect that the Board of Directors of Purchaser has recommended that Purchaser’s stockholders vote in favor of the Purchaser Stockholder Approval Items at the Purchaser Stockholders’ Meeting. Subject to applicable Laws, Purchaser shall cause the Board of Directors of Purchaser and any committee thereof to refrain from withdrawing, amending or modifying, or proposing or resolving to withdraw, amend or modify in a manner adverse to the other parties, the recommendation of its Board of Directors that the stockholders of Purchaser vote in favor of the approval of the Purchaser Stockholder Approval Items.

6.5           Board and Stockholder Approvals.  Purchaser shall cause the Board of Directors of Purchaser any committee thereof to refrain from withdrawing, amending or modifying, or proposing or resolving to withdraw, amend or modify in a manner adverse to the other parties, or in any way challenge the effectiveness or validity of the approvals of their respective Board of Directors and stockholders approving the Acquisition.

6.6           Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the confidentiality provisions of the letter of intent entered into by Purchaser and Company on June 28, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Purchaser, the Company, and the Shareholders agree to be bound by the terms of such agreement and to hold, and cause their respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and  financial advisors) to hold, any non-public information in accordance with the terms of the Confidentiality Agreement.

6.7           Access to Information.  During the period beginning on the date of this Agreement and ending on the earlier to occur of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall afford Purchaser and Purchaser’s agents reasonable access during the Company’s regular business hours, upon reasonable advance notice, to its properties, books, records and personnel to obtain all information concerning its business (including the businesses of its Subsidiaries), including the status of product development efforts, properties, results of operations and personnel, as Purchaser may reasonably request. Purchaser shall hold all information received pursuant to this Section 6.7 confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, this Section 6.7 shall not require any Sino-Canada Entity to permit any inspection, or to disclose any information, that would result in (i) the waiver of any applicable attorney-client privilege, or (ii) the violation of any Laws. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the Company or the Shareholders or the conditions to the obligations of Purchaser hereto under this Agreement.

6.8           Regulatory Filings; Reasonable Best Efforts.

(a)           Regulatory Filings.  The Company and Purchaser shall coordinate and cooperate with one another and shall each use its reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Laws, and as promptly as practicable after the date hereof, each of Purchaser and the Sino-Canada Entities shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Acquisition and the transactions contemplated hereby, including: (i) filings of any pre-acquisition notification forms required by the acquisition notification or control Laws of any applicable jurisdiction, as agreed by the parties hereto, and (ii) any filings required under the Exchange Act and the securities Laws of any foreign country, or any other Law relating to the Acquisition. Each of Purchaser and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.8(a) to comply in all material respects with all applicable Laws.

(b)           Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth herein, each of the parties hereto and Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VIII to be satisfied; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) defending of any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) meetings with and presentations to Purchaser’s stockholders regarding the Acquisition; and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Law is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Acquisition, this Agreement and the transactions contemplated hereby.

6.9           Notification of Certain Matters.

(a)           By the Company and the Shareholders’ Representative. The Company or the Shareholders’ Representative, as applicable, shall give prompt written notice to Purchaser of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement Known to the Company or any of the Shareholders, in each case, such that the conditions set forth in Sections 8.1 and 8.2 would not be satisfied; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition or deemed to be an admission of the materiality of such item disclosed. The Company or the Shareholders’ Representative shall promptly notify Purchaser of any event or state of facts before the Closing that constitutes a Material Adverse Effect on the Company. Any such notification shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in ARTICLE VIII have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

(b)           By Purchaser. Purchaser shall give prompt notice to the Company of any representation or warranty made by it or Purchaser contained in this Agreement becoming untrue or inaccurate, or any failure of Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement Known to Purchaser, in each case, such that the conditions set forth in Sections 8.1 and 8.3 would not be satisfied; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition or deemed to be an admission of the materiality of such item disclosed. Purchaser shall promptly notify the Company or the Shareholders’ Representative of any event or state of facts before the Closing that constitutes a Material Adverse Effect on Purchaser. Any such notification shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in ARTICLE VIII have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

(c)           Third-Party Consents. As soon as practicable following the date hereof, Purchaser, each of the Shareholders, and the Sino-Canada Entities shall each use its reasonable best efforts to obtain any consents, waivers or approvals under any of its or their Subsidiaries’, as applicable, respective Contracts required to be obtained in connection with the consummation of the Acquisition and the transactions contemplated by this Agreement and the Related Agreements.

6.10           Purchaser Stock Option Plans.

(a)           Assumption of Purchaser Options. At the Effective Time, the Surviving Corporation shall assume all outstanding Purchaser Options, whether or not exercisable at such time and regardless of the respective exercise prices thereof, in accordance with the terms of the Purchaser Stock Option Plans. Each Purchaser Option so assumed by the Surviving Corporation under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Purchaser Option (including any applicable stock option agreement or other document evidencing such Purchaser Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Purchaser Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Surviving Corporation Common Stock equal to the product of the number of Purchaser Common Stock that were issuable upon exercise of such Purchaser Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Surviving Corporation Common Stock and (ii) the per share exercise price for the shares of Surviving Corporation Common Stock issuable upon exercise of such assumed Purchaser Option will be equal to the quotient determined by dividing the exercise price per Purchaser Common Stock at which such Purchaser Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Purchaser Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Purchaser Option by its terms in effect prior to the date hereof provides for acceleration of vesting. As soon as reasonably practicable, the Surviving Corporation will use all reasonable efforts to issue to each Person who holds an assumed Purchaser Option a document evidencing the foregoing assumption and replacement of such Purchaser Option by the Surviving Corporation.

(b)           Incentive Stock Options. The conversion of Purchaser Options provided for in this Section 6.10, with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

6.11           Board of Directors of the Surviving Corporation.

(a)           The parties hereto shall take all actions necessary in accordance with the rules and regulations of the SEC, the certificate of incorporation and bylaws of the Surviving Corporation and applicable Laws such that effective as of immediately following the Closing and ending not sooner than the next annual stockholders meeting of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of seven (7) members with five (5) of the directors nominated by the Shareholders in their discretion (the “Shareholder nominees”) and two (2) of the directors nominated by the Purchaser Representatives (the “Purchaser nominees”). One of the Purchaser nominees and at least three (3) of the Shareholder nominees will be independent directors under SEC rules and regulations. Such directors shall upon election satisfy all the requirements of all applicable Laws and director independence requirements and the audit committee financial expert requirements of the SEC.

(b)           The Shareholders agree, pursuant to the Voting Agreement, that, for a period commencing from the Closing Date and ending not sooner than the next annual stockholders meeting of the Surviving Corporation, they shall vote all Surviving Corporation Common Stock then owned by them in favor of the persons nominated by Purchaser Representatives.

6.12           Officers of the Surviving Corporation. The following officers of the Surviving Corporation shall be appointed by the board of directors of the Surviving Corporation upon the Closing, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation:

Name	Position
Ross Yuan	Chief Executive Officer
Tiezhi Zhang	President
Fusheng Xie	Vice President
Sun Meifang	Chief Accounting Officer
Zhang Jie	Secretary

6.13           Public Disclosure.  The Company and Purchaser shall issue one joint press release, in form and substance reasonably agreed to by Purchaser, regarding the Acquisition upon execution of this Agreement. Other than the press release referred to in the preceding sentence, neither the Company, the Shareholders’ Representative, nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without the consent of Purchaser. Other than the press release referred to above, Purchaser shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without first consulting with the Company, except that this restriction shall be subject to Purchaser’s obligation to comply with applicable Laws and the rules and regulations of the SEC.

6.14           Additional Documents and Further Assurances.  Following the Closing, each party hereto, at the reasonable request of another party hereto, shall use commercially reasonable efforts to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Acquisition and the transactions contemplated hereby.

6.15           Guaranty.  Prior to the Closing, the Company shall (i) cause SCHS, PM and CLSC to perform any and all of their obligations under this Agreement and the Related Agreements and (ii) guarantees the performance by each of SCHS, PM and CLSC of their obligations under this Agreement and the Related Agreements.

6.16           Expenses. All fees and expenses incurred in connection with the Reincorporation Merger and the Acquisition and/of the transactions contemplated hereby, including all legal, accounting, financial and tax advisory, consulting, investment banking, regulatory and all other fees and expenses of third parties incurred by the Company, SCHS, PM, CLSC, or the Shareholders, on the one hand, and Purchaser and its Subsidiaries, on the other hand, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the Company and Purchaser, respectively.

6.17           Conveyance Taxes.  Purchaser, the Company, the Shareholders and the Shareholders’ Representative shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Closing. All such taxes will be paid by the party bearing the legal responsibility for such payment.

6.18           Merger Sub and Purchaser Sub Compliance.  Purchaser shall (i) cause each of Merger Sub and Purchaser Sub to comply with all of their obligations under or relating to this Agreement and the Related Agreements and (ii) guarantees the performance by each of Merger Sub and Purchaser Sub of their obligations under this Agreement and the Related Agreements.  Merger Sub shall not engage in any business which is not in connection with the Reincorporation Merger pursuant to this Agreement.

6.19           Sino-Canada Entities Acquisition Proposals.

(a)           No Solicitation.  From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company, SCHS, PM, CLSC and the Shareholders agree that neither they nor any of their Subsidiaries nor any of their officers and directors or those of their Subsidiaries shall, and that the Company, SCHS, PM, CLSC and the Shareholders shall use its reasonable best efforts to cause their and their Subsidiaries’ Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Representatives”) not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of the provisions of this Section 6.19, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal. The Sino-Canada Entities and the Shareholders will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. “Acquisition Proposal” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of the Sino-Canada Entities or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Sino-Canada Entities or any merger, consolidation, business combination or similar transaction involving the Sino-Canada Entities, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Sino-Canada Entities (taken as a whole), or (C) any liquidation or dissolution of the Company; provided, however, that neither discussions with Purchaser nor the transactions contemplated by this Agreement shall be deemed an Acquisition Proposal.

(b)           Notification of Unsolicited Acquisition Proposals.  As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Sino-Canada Entities reasonably believe would lead to an Acquisition Proposal, the Company shall provide Purchaser with notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Purchaser as promptly as practicable notice setting forth all such information as is reasonably necessary to keep Purchaser informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide Purchaser a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

6.20           Purchaser Acquisition Proposals.

(a)           No Solicitation.  From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Purchaser agrees that neither it nor any of its Subsidiaries nor any of its officers and directors or those of its Subsidiaries shall, and that Purchaser shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate, encourage or induce any inquiry with respect to, or the making, submission or announcement of, any Purchaser Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Purchaser Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Purchaser Acquisition Proposal, except as to the existence of the provisions of this Section 6.20; (iv) approve, endorse or recommend any Purchaser Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Purchaser Acquisition Proposal. Purchaser will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Purchaser Acquisition Proposal with respect to itself. “Purchaser Acquisition Proposal” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any acquisition of any voting securities of any Person or any merger, consolidation, business combination or similar transaction resulting in an acquisition of voting securities, or (B) any acquisition of the assets of any Person; provided, however, neither the discussion of such transactions with the Shareholders and their Affiliates and Representatives nor the transactions contemplated hereby and shall not be deemed a Purchaser Acquisition Proposal.

(b)           Notification of Unsolicited Purchaser Acquisition Proposals.  As promptly as practicable after receipt of any Purchaser Acquisition Proposal, Purchaser shall provide the Shareholders’ Representative with notice of the material terms and conditions of such Purchaser Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Purchaser Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Purchaser Acquisition Proposal, request or inquiry. Purchaser shall provide the Shareholders’ Representative as promptly as practicable after the occurrence of any material development with respect to such Purchaser Acquisition Proposal notice setting forth all such information as is reasonably necessary to keep the Shareholders’ Representative informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Purchaser Acquisition Proposal, request or inquiry and shall promptly provide the Shareholders’ Representative a copy of all written materials subsequently provided in connection with such Purchaser Acquisition Proposal, request or inquiry.

6.21           Indemnification.

(a)           Indemnity.  From and after the Closing, the Surviving Corporation will fulfill and honor in all respects the obligations of Purchaser pursuant to any indemnification Contracts between Purchaser and its directors and officers immediately prior to the Closing for which true and complete copies have been provided to the Company, subject to applicable Law. Subject to limitations by applicable Law, the Surviving Corporation shall cause the certificate of incorporation and bylaws of the Surviving Corporation following the Closing will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Purchaser Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Closing, were directors, officers, employees or agents of Purchaser, unless such modification is required by Law.

(b)           Insurance.  For a period of six (6) years after the Closing, the Surviving Corporation will cause to be maintained directors’ and officers’ liability insurance covering those persons who are covered by the Surviving Corporation’s directors’ and officers’ liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Purchaser for a period of six (6) years after the Closing.

(c)           Third–Party Beneficiaries.  This Section 6.21 is intended to be for the benefit of, and shall be enforceable by the directors and officers of Purchaser described in Section 6.21(a) and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation honor the obligations set forth with respect to Purchaser in this Section 6.21.

6.22           Company Financial Statements. (i) The Company shall deliver to Purchaser on or before November 30, 2009 (A) consolidated balance sheets as of December 31, 2007 and December 31, 2008, and the related consolidated statements of income, cash flow and members’ equity for the years then ended prepared for those periods and in such format as may be determined by a mutually acceptable independent financial accountant certified by the Public Company Accounting Oversight Board (the “Independent Accountants”), together with the unqualified audit report of the Independent Accountants with respect to such financial statements for inclusion in the Proxy Statement pursuant to the Exchange Act and (B) the unaudited balance sheet as of June 30, 2009 and the related consolidated statements of income, cash flow and members’ equity for the respective three and six-month periods then ended, each as reviewed by the Independent Accountants, and (ii) such financials statements and any additional unaudited financial statements must, in the opinion of Purchaser, be suitable or readily adaptable for incorporation in the reports required to be filed by Purchaser with the SEC pursuant to the Exchange Act.

6.23           Shareholder Approval. The Shareholders and the Company consent to the Acquisition and the transactions contemplated by this Agreement and approve such matters for all purposes under the Target Charter Documents and waive all notice requirements thereunder.

6.24           Company Subsidiary Divestitures. Prior to the Closing, the Company shall divest itself of Sino-Canada Middle School, a private educational non-enterprise institution existing under the laws of the People’s Republic of China, and Wujiang Fenghua Training Center, a social organization existing under the laws of the People’s Republic of China.

ARTICLE VII
CONDUCT OF BUSINESS

7.1           Conduct of Business by Sino-Canada Entities prior to the Closing.

(a)           Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Sino-Canada Entities shall, and shall cause their Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay their debts and Taxes when due, and (iii) use all reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

(b)           Required Consent. In addition, without limiting the generality of Section 7.1(a), except as expressly permitted by the terms of this Agreement or as expressly provided in Section 7.1(b) of the Company Disclosure Letter (referencing the applicable subparagraph below), without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, none of the Sino-Canada Entities shall do any of the following:

(i)           enter into any new line of business material to the Sino-Canada Entities or make a material change to any existing line of business;

(ii)           declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii)         purchase, redeem or otherwise acquire, directly or indirectly, any shares of their capital stock, except repurchases of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv)         issue, deliver, sell, authorize, pledge or otherwise encumber any shares of their capital stock, Voting Debt or any securities convertible into shares of their capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or Voting Debt or any securities convertible into shares of their capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating them to issue any such securities or rights;

(v)         cause, permit or propose any amendments to the Target Charter Documents or any of the Target Subsidiary Charter Documents;

(vi)         acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any material business or any Person or division thereof, or otherwise acquire or agree to acquire any material assets;

(vii)       enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance, except for non-exclusive marketing, distributor, reseller, customer, end-user and related agreements entered into in the ordinary course of business consistent with past practice;

(viii)      sell, lease, license, encumber or otherwise dispose of any material properties or assets except sales of inventory and scrap material in the ordinary course of business consistent with past practice;

(ix)         make any loans, advances of money or capital contributions to, or investments in, any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it, or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

(x)          except as required by GAAP or applicable legal requirements, make any material change in its methods or principles of accounting;

(xi)         except as required by Legal Requirements, make or change any Tax election or adopt or change any accounting method in respect of Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(xii)        except as required by GAAP or the SEC, revalue any of its assets;

(xiii)       (A) pay, discharge, settle or satisfy any claims or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of claims or litigation (x) in the ordinary course of business consistent with past practice or in amounts not in excess of $100,000 individually or $200,000 in the aggregate or (y) to the extent subject to reserves on the Financials existing as of the date hereof in accordance with GAAP, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which any of the Sino-Canada Entities is a party or of which any or the Sino-Canada Entities is a beneficiary;

(xiv)       except as required by Legal Requirements or written Contracts currently binding on the Sino-Canada Entities, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any officer or director of the Sino-Canada Entities, (B) make any increase in or commitment to increase the benefits or expand the eligibility under any Employee Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Employee Plan or make any contribution, other than regularly scheduled contributions or pursuant to the terms of any existing Employee Plan, to any Employee Plan, (C) enter into any employment, severance, termination or indemnification agreement with any officer or director of the Sino-Canada Entities or enter into any collective bargaining agreement, (D) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Employee) other than under any Employee Plan, or (E) enter into any agreement with any Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Sino-Canada Entities of the nature contemplated hereby;

(xv)       grant any exclusive rights to a third party with respect to any Company Intellectual Property;

(xvi)       enter into or renew any Contracts containing, or otherwise subjecting the Sino-Canada Entities or Purchaser to, any non-competition, exclusivity or other restrictions on the operation of the business of the Sino-Canada Entities or Purchaser;

(xvii)      enter into any Contract which would be to grant to a third party following the Acquisition any actual or potential right of license to any Company Intellectual Property other than in the normal course of business consistent with past practice;

(xviii)     enter into or renew any Contracts containing any material purchase, supply, support, maintenance or service obligation, other than those obligations in the ordinary course of business consistent with past practice;

(xix)       hire employees other than in the ordinary course of business consistent with past practice and at compensation levels substantially comparable to that of similarly situated employees;

(xx)        incur any indebtedness for borrowed money in excess of $100,000 or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Sino-Canada Entities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(xxi)       enter into, modify, amend, or terminate any Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to the Company;

(xxii)      enter into any Contract obligating the Sino-Canada Entities to pay a third party that is outside of the ordinary course of business consistent with past practice and in excess of $100,000 individually;

(xxiii)     intentionally take any action that is intended to (A) result in any of the Company’s, SCHS’, PM’s, CLSC’s or Shareholder’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (or in all respects, with respect to those representations and warranties which are qualified as to materiality) at any time at or prior to the Closing Date, (B) result in any of the conditions to the Acquisition set forth in ARTICLE VIII not being satisfied, or (C) result in a material violation of any provision of this Agreement (or a violation in any respect, with respect to those provisions which are qualified as to materiality) except, in each case, as may be required by any Law; or

(xxiv)     agree in writing or otherwise to take any of the actions described in (i) through (xxiii) above.

(c)           Procedures for Requesting Purchaser Consent
.  If the Company desires to take an action which would be prohibited pursuant to Section 7.1(b) without the written consent of Purchaser, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the following individual:

Victor Zhou
Chief Executive Officer
The Hartcourt Companies, Inc.
Facsimile: (86 21) 5206 7613
E-mail: victor.zhou@hartcourt.com

Consent shall be deemed given pursuant to this Section 6.1(c) if no response is received within three (3) Business Days following a request for consent delivered pursuant to this Section 6.1(c).

7.2           Conduct of Business by Purchaser prior to the Closing.

(a)           Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Purchaser shall, except as otherwise expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay its debts and Taxes of when due, and (iii) use all reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers, and (z) preserve its relationships with those with which it has business dealings.

(b)           Required Consent. In addition, without limiting the generality of Section 7.2(a), except as expressly permitted by the terms of this Agreement or as expressly provided in Section 7.2(b) of the Purchaser Disclosure Letter (referencing the applicable subparagraph below), without the prior written consent of the Company, not to be unreasonably withheld if a valid business purpose exists for doing so in the good faith business judgment of Purchaser and upon presentment of relevant information and an opportunity to assess and discuss with Purchaser, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Purchaser shall not do any of the following:

(i)           not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the shares of capital stock of Purchaser;

(ii)         except pursuant to existing equity rights outstanding, not issue any shares of capital stock of Purchaser or any options therefor or any securities convertible into or exchangeable for capital stock of Purchaser or enter into any agreements in respect of the ownership or control of such capital stock;

(iii)         not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of Purchaser or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices;

(iv)        except as contemplated by this Agreement, not to amend the Certificate of Incorporation or By-laws (or other organizational documents) of Purchaser;

(v)         not to merge or consolidate with, or acquire any assets of, or otherwise acquire any interest in the business operations of, any Person;

(vi)        take any action or omit to take any action that may directly or indirectly impede or affect the Acquisition and the Closing on the terms contemplated by this Agreement;

(vii)        incur any indebtedness for borrowed money in excess of $100,000 or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Purchaser, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(viii)       intentionally take any action that is intended to (A) result in any of Purchaser’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (or in all respects, with respect to those representations and warranties which are qualified as to materiality) at any time at or prior to the Closing Date, (B) result in any of the conditions to the Acquisition set forth in ARTICLE VIII not being satisfied, or (C) result in a material violation of any provision of this Agreement (or a violation in any respect, with respect to those provisions which are qualified as to materiality) except, in each case, as may be required by any Law; or

(ix)         agree in writing or otherwise to take any of the actions described in (i) through (viii) above.

7.3           Conduct of Business by the Shareholders prior to the Closing.

(a)           Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Shareholders, if entities, shall in support of the Acquisition, except as otherwise expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay its debts and Taxes of when due, and (iii) use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization.

(b)           Required Consent. In addition, without limiting the generality of Section 7.3(a), except as expressly permitted by the terms of this Agreement, without the prior written consent of Purchaser, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, none of the Shareholders shall do any of the following:

(i)           purchase or otherwise acquire, directly or indirectly, any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt of the Company or any Sino-Canada Entity except pursuant to stock option or purchase agreements in effect on the date hereof;

(ii)         sell, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt of the Company;

(iii)         take any action or omit to take any action that may directly or indirectly impede or affect the Acquisition and the Closing on the terms contemplated by this Agreement;

(iv)         intentionally take any action that is intended to (A) result in any of Shareholders’ representations and warranties set forth in this Agreement being or becoming untrue in any material respect (or in all respects, with respect to those representations and warranties which are qualified as to materiality) at any time at or prior to the Closing Date, (B) result in any of the conditions to the Acquisition set forth in ARTICLE VIII not being satisfied, or (C) result in a material violation of any provision of this Agreement (or a violation in any respect, with respect to those provisions which are qualified as to materiality) except, in each case, as may be required by any Law; or

(v)           agree in writing or otherwise to take any of the actions described in (i) through (iv) above.

ARTICLE VIII
CONDITIONS TO THE ACQUISITION

8.1           Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of the Company, SCHS, PM, CLSC, the Shareholders and Purchaser to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of the following condition:

(a)           No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.

(b)           Stockholder Approval. Each of the Purchaser Stockholder Approval Items shall have been approved by the requisite vote under the Purchaser Charter Documents and applicable Law by the stockholders of Purchaser.

(c)           Reincorporation Merger.  The Reincorporation Merger shall have been effected by filing the Articles of Merger and Certificate of Merger.

(d)           Governmental Approval.  Any necessary approvals from any Governmental Entity shall have been timely obtained all in a form and substance satisfactory to Purchaser.

(e)           Compliance with Securities Laws.  Purchaser shall have obtained all necessary permits and qualifications, or have the availability of exemptions therefrom, required by the United States and any state for the Share Issuance on the terms contemplated by this Agreement.

(f)           Company Subsidiary Divestitures.  The Company Subsidiary divestitures contemplated by Section 6.23 shall have been completed.

8.2           Additional Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the Acquisition shall be subject to the satisfaction at or prior to each Closing (unless otherwise provided below) of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Company, SCHS, PM, CLSC and the Shareholders contained in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company, SCHS, PM, CLSC, and the Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)           No Material Adverse Effect.  There shall not have occurred any event or condition of any character that has had, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect on the Sino-Canada Entities.

(c)           Litigation.  There shall be no material action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against the Sino-Canada Entities or any of the Shareholders or their respective properties or any of their respective officers, directors or shareholders arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by this Agreement.

(d)           Legal Opinion. Prior to the Closing, Purchaser shall have received a legal opinion from legal counsel to the Company, SCHS, PM and CLSC, substantially in the form set forth as Exhibit D hereto.

(e)           Estimated Sino-Canada Closing Date Balance Sheet. The Company shall have delivered to Purchaser an estimated closing balance sheet of the Company, on a consolidated basis, prepared in accordance with GAAP determined as of 11:59 p.m. on the Business Day immediately preceding the Closing Date (the “Estimated Sino-Canada Closing Date Balance Sheet”), which balance sheet shall be certified as true and correct as of the Closing Date by the Company’s chief executive officer.

(f)           Company Financial Statements. The Company Historic Financial Statements shall have been prepared for those periods and in such format as may be determined by the Independent Accountants, for inclusion in the Proxy Statement pursuant to the Exchange Act and sufficient to meet the on-going public reporting requirements of Purchaser, and (ii) the Company Historic Financial Statements are, in the opinion of Purchaser, suitable or readily adaptable for incorporation in the reports required to be filed by Purchaser with the SEC pursuant to the Exchange Act.

(g)           Voting Agreement.  The Shareholders shall have executed and delivered the Voting Agreement and such agreement shall be in full force and effect.

(h)           Lock-Up Agreement.  The Shareholders shall have executed and delivered to Purchaser the Lock-Up Agreement and such agreement shall be in full force and effect.

(i)           Officers and Directors. Each of the officers and directors of the Surviving Corporation shall have been appointed and elected in accordance with Sections 1.5, 6.11 and 6.12, as the case may be, effective immediately following the Closing.

(j)           Certificate of the Company and the Shareholders’ Representative.  Purchaser shall have received a certificate, validly executed by (i) the Chief Executive Officers of the Company, SCHS, PM and CLSC for and on behalf of the Company, SCHS, PM and CLSC, respectively, and (ii) the Shareholders’ Representative for and on behalf of the Shareholders certifying that the conditions in Section 8.2(a) and 8.2(b) with respect to the Company, SCHS, PM, CLSC or the Shareholders, as applicable, have been met as of the Closing, and the conditions in Section 8.3 have been met or are waived by the Shareholders, SCHS, PM, CLSC and the Company as of the Closing.

(k)           Deliveries.  The Shareholders’ Representative shall have made all of the deliveries to Purchaser pursuant to Section 2.4.

8.3           Additional Conditions to Obligations of the Shareholders, SCHS, PM, CLSC and the Company.  The obligation of the Shareholders, SCHS, PM, CLSC and the Company to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Shareholders, SCHS, PM, CLSC and the Company:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b)           No Material Adverse Effect.  There shall not have occurred any event or condition of any character that has had, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect on Purchaser.

(c)           Litigation.  There shall be no material action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser or its properties or any of its respective officers, directors or shareholders arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by this Agreement.

(d)           Purchaser Stockholder Approval. Purchaser shall have obtained stockholder approval of the Purchaser Stockholder Approval Items, in accordance with the requirements of applicable Law and the Purchaser Charter Documents.

(e)           Legal Opinion. The Company and the Shareholders’ Representative shall have received a legal opinion from legal counsel to Purchaser, substantially in the form set forth as Exhibit E hereto.

(f)           Purchaser Closing Date Indebtedness. Prior to the Closing, Purchaser shall have provided to the Company a schedule setting forth the amount of the Purchaser’s outstanding Indebtedness (the “PurchaserClosing Date Indebtedness”), on a consolidated basis, determined in accordance with GAAP, determined as of 11:59 p.m. California time on the Business Day immediately preceding the Closing Date, which schedule shall be certified as true and correct as of the Closing Date by Purchaser’s chief executive officer.

(g)           Repayment of Certain Indebtedness. The outstanding indebtedness of Purchaser to Yuan Dian Investment Inc. pursuant to that certain amended and restated loan agreement dated August 18, 2009 (the “Purchaser Loan Amount”) shall be repaid upon the Closing in accordance with its terms by payment of shares of Surviving Corporation in satisfaction of all amounts owning thereunder based on the Per Share Price.

(h)           Voting Agreement. The Surviving Corporation shall have executed and delivered the Voting Agreement and such agreement shall be in full force and effect.

(i)            Lock-Up Agreement. The Surviving Corporation shall have executed and delivered to the Shareholders the Lock-Up Agreement and such agreement shall be in full force and effect

(j)            Officers and Directors. Each of the officers and directors of the Surviving Corporation shall have been appointed and elected in accordance with Sections 1.5, 6.11 and 6.12, as the case may be, effective immediately following the Closing.

(k)            Certificate of Purchaser.  The Company shall have received a certificate, validly executed the Chief Executive Officer of Purchaser for and on behalf of Purchaser, certifying that the conditions in Section 8.3(a) and 8.3(b) with respect to Purchaser, as the case may be, have been met as of the Closing, and the conditions in Section 8.2 have been met or are waived by Purchaser as of the Closing.

(l)            Deliveries.  Purchaser shall have made all of the deliveries to the Shareholders’ Representative pursuant to Section 2.4.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated or the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of Purchaser and the Shareholders’ Representative;

(b)           by Purchaser or the Company if the Acquisition shall not have been consummated by May 31, 2010 (the “End Date”);

(c)           by Purchaser or the Company if a Governmental Entity shall have issued an Order, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order is final and nonappealable;

(d)           by Purchaser if any Sino-Canada Entity takes any action to liquidate, dissolve or wind up;

(e)           by the Company if Purchaser takes any action to liquidate, dissolve or wind up Purchaser;

(f)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 8.1 or Section 8.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach (to the extent curable) shall not be cured within thirty (30) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach;

(g)           by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Company, SCHS, PM, CLSC, or the Shareholders set forth in this Agreement, or if any representation or warranty of the Company, SCHS, PM, CLSC or the Shareholders shall have become untrue, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach (to the extent curable) shall not be cured within thirty (30) days following receipt by the Company, SCHS, PM, CLSC or the Shareholders, as applicable, of a notice describing in reasonable detail the nature of such breach;

(h)           by Purchaser, if a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing;

(i)            by the Company, if a Material Adverse Effect on Purchaser shall have occurred since the date hereof and be continuing; and

(j)            by Purchaser if the Company Historic Financial Statements, each as audited or reviewed, as applicable, are not completed and delivered to Purchaser on or before November 30, 2009, in accordance with Section 6.24.

9.2           Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.6 (Confidentiality), Section 6.16 (Expenses), this Section 9.2, ARTICLE X and ARTICLE XI, each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

ARTICLE X
GENERAL PROVISIONS

10.1          Non-Survival of Representations and Warranties; Covenants. The representations and warranties of Purchaser, the Company, SCHS, PM, CLSC and the Shareholders contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time. In the case of fraud, intentional misrepresentation or active concealment, the representations and warranties of Purchaser, the Company, SCHS, PM, CLSC and the Shareholders shall survive indefinitely. The covenants of the parties that by their terms survive the Effective Time shall survive the Effective Time.

10.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy, facsimile or email, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)           if to Purchaser, to:

The Hartcourt Companies, Inc.
Room 503, Jinqiao Building, No. 2077
West Yan’an Road, Shanghai, China 200336
Attention:  Victor Zhou, Chief Executive Officer
Facsimile No.: (86 21) 5206 7613

with a copy to (which shall not constitute notice):

The Hartcourt Companies, Inc.
Room 503, Jinqiao Building, No. 2077
West Yan’an Road, Shanghai, China 200336
Attention:  Mary Qi
Facsimile No.: (86 21) 5206 7613

and

Hayden Bergman Rooney, Professional Corporation
150 Post Street, Suite 650
San Francisco, California 94108 USA
Attention: Kevin K. Rooney
Facsimile No.: (415) 399-9320

(b)           if to the Company, SCHS, PM or CLSC to:

Sino-Canada Investment Group Inc.
Room 2101, Silver Tower,
933 West Zhongshan Road, Shanghai 200051
Attention: Ross Yuan, Chief Executive Officer
Facsimile No.: (86 21) 5208 0210

with a copy to (which shall not constitute notice):

All Bright Law Office
Citigroup Tower, 14/F No. 33 Hua Yuan Shi Qiao Road
Pudong New Area Shanghai, 200120
Attention: Jianfang Dai
Facsimile No.: (86 21) 6105 9100

and

Pacific Corporate Law Group, A Professional Corporation
One Park Plaza, Suite 600
Irvine, CA 92614
Attention: Lance A. McKinlay
Facsimile No.:  (714) 716-8447

(c)           if to the Shareholders, to the Shareholders’ Representative at:

Ross Yuan
Room 2101, Silver Tower,
933 West Zhongshan Road, Shanghai 200051
Facsimile No.: (86 21) 5208 0210

10.3          Amendment.  This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Purchaser, the Company and the Shareholders’ Representative; provided that no amendment shall be made which by Law following the approval of stockholders requires further approval by such stockholders without such further stockholder approval.

10.4          Extension; Waiver.  At any time prior to the Closing, Purchaser, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.5          Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6          Entire Agreement; Assignment.  This Agreement, the Schedules and Exhibits hereto, the Company Disclosure Letter, the Shareholder Disclosure Letter, the Purchaser Disclosure Letter, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof including that certain memorandum of understanding dated June 19, 2009, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Closing, in Section 6.21, and (iii) shall not be assigned by operation of law or otherwise; provided that Purchaser may assign this Agreement in connection with any sale of all or substantially all of its assets, merger (including the Reincorporation Merger), consolidation, reorganization or other change of control transaction. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7          Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8          Other Remedies; Specific Performance.

(a)           Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)           Specific Performance.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.9          Governing Law.  EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.  EACH OF THE PARTIES HERETO, BY ACCEPTANCE OF CONSIDERATION SPECIFIED HEREIN, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND AGREES THAT ANY ACTION INVOLVING ANY EQUITABLE OR OTHER CLAIM SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY.  IN THE EVENT THAT THE DELAWARE COURT OF CHANCERY DOES NOT ACCEPT JURISDICTION OVER ANY SUCH ACTION, EACH OF THE PARTIES HERETO, BY ACCEPTANCE OF CONSIDERATION SPECIFIED HEREIN, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUCH ACTION THEN SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

10.10        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE XI
 DEFINITIONS AND INTERPRETATION

11.1          Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Acquisition Proposal” shall have the meaning set forth in Section 6.19(a).

“Affiliate” shall have the meaning set forth in Section 3.23(a).

“Agreement” shall have the meaning set forth in the first paragraph.

“Articles of Merger” shall have the meaning set forth in Section 1.2.

“Balance Sheet Date” shall have the meaning set forth in Section 3.6.

“Business Day” shall mean any day in Delaware other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law or executive order to close.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.8(c).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“CLSC” shall have the meaning set forth in the first paragraph.

“CLSC Shares” shall have the meaning set forth in Section 3.2(a)(iv).

“Company” shall have the meaning set forth in the first paragraph.

“Company Consents” shall have the meaning set forth in Section 3.5.

“Company Disclosure Letter” shall have the meaning set forth in the first paragraph of ARTICLE III.

“Company Historic Financial Statements” shall have the meaning set forth in Section 3.6.

“Company Intellectual Property” shall have the meaning set forth in Section 3.14(a).

“Company Permits” shall have the meaning set forth in Section 3.17(b).

“Company Shares” shall have the meaning set forth in Section 3.2(a)(i).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.14(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.6.

“Conflict” shall have the meaning set forth in Section 3.4.

“Contract” and “Contracts” shall have the meaning set forth in Section 3.4.

“Current Balance Sheet” shall have the meaning set forth in Section 3.6.

“Delaware Law” shall have the meaning set forth in Section 1.1.

“Dissenting Shares” shall have the meaning set forth in Section 1.7(a).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee” shall have the meaning set forth in Section 3.23(a).

“Employee Agreement” shall have the meaning set forth in Section 3.23(a).

“Employee Plan” shall have the meaning set forth in Section 3.23(a).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Estimated Sino-Canada Closing Date Balance Sheet” shall have the meaning set forth in Section 8.2(e).

“Exchange Act” shall have the meaning set forth in Section 5.5.

“Exchange Agent” shall have the meaning set forth in Section 1.8(a).

“Exchange Fund” shall have the meaning set forth in Section 1.8(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.6(a).

“Export Approvals” shall have the meaning set forth in Section 3.17(c).

“FCPA” shall have the meaning set forth in Section 3.18.

“Final Proxy Statement” shall have the meaning set forth in Section 6.1(b).

“Financials” shall have the meaning set forth in Section 3.6.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall have the meaning set forth in Section 3.5.

“Hazardous Material” shall have the meaning set forth in Section 3.21(a).

“Hazardous Material Activities” shall have the meaning set forth in Section 3.21(b).

“HSR Act” shall have the meaning set forth in Section 3.5.

“Indebtedness” shall have the meaning set forth in Section 3.8.

“Independent Accountants” shall have the meaning set forth in Section 6.22.

“Intellectual Property” shall have the meaning set forth in Section 3.14(a).

“Intellectual Property Rights” shall have the meaning set forth in Section 3.14(a).

“Knowledge” of, “Known” to, and words of similar import with respect to, (i) the Company means the actual knowledge of the officers and directors of the Company, (ii) SCHS means the actual knowledge of the officers and directors of SCHS, (iii) PM means the actual knowledge of the officers and directors of PM, (iv) CLSC means the actual knowledge of the officers and directors of CLSC, (v) the Shareholders means the actual knowledge of the officers and directors of each Shareholder that is an entity and shall mean the actual knowledge of each Shareholder who is an individual, and (vi) Purchaser means the actual knowledge of the officers and directors of Purchaser, in each case after reasonable inquiry of the senior employees of such entity who have a material responsibility for or devote substantial time to such matter.

“Laws” shall have the meaning set forth in Section 3.2(c).

“Lease Agreements” shall have the meaning set forth in Section 3.13(b).

“Leased Real Property” shall have the meaning set forth in Section 3.13(a).

“Legal Proceedings” shall have the meaning set forth in Section 3.19.

“Liens” shall have the meaning set forth in Section 3.1(c).

“Lock-Up Agreement” shall have the meaning set forth in the recitals hereto.

“Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of an entity and its Subsidiaries.

“Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Merger Sub” shall have the meaning set forth in the first paragraph.

“Merger Sub Common Stock” shall have the meaning set forth in Section 1.6(d).

“Order” shall have the meaning set forth in Section 3.17(a).

“Pension Plan” shall have the meaning set forth in Section 3.23(a).

“Per Share Price” shall mean $0.88.

“Permits” shall have the meaning set forth in Section 3.17(b).

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“PM” shall have the meaning set forth in the first paragraph.

“PM Shares” shall have the meaning set forth in Section 3.2(a)(iii).

“Preliminary Proxy Statement” shall have the meaning set forth in Section 6.1(a).

“Proxy Statement” shall have the meaning set forth in Section 6.1(b).

“PTO” shall have the meaning set forth in Section 3.14(b).

“Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Purchaser” shall have the meaning set forth in the first paragraph.

“Purchaser Acquisition Proposal” shall have the meaning set forth in Section 6.20(a).

“Purchaser Balance Sheet Date” shall have the meaning set forth in Section 5.6(c).

“Purchaser Charter Documents” shall have the meaning set forth in Section 5.1(b).

“Purchaser Closing Date Indebtedness” shall have the meaning set forth in Section 8.3(f).

“Purchaser Common Stock” shall have the meaning set forth in Section 1.6(a).

“Purchaser Consents” shall have the meaning set forth in Section 5.5.

“Purchaser Disclosure Letter” shall have the meaning set forth in the first paragraph of ARTICLE V.

“Purchaser Loan Amount” shall have the meaning set forth in Section 8.3(g).

“Purchaser Nominees” shall have the meaning set forth in Section 6.11(a).

“Purchaser Options” shall have the meaning set forth in Section 5.2(b).

“Purchaser Permits” shall have the meaning set forth in Section 5.10(b).

“Purchaser Preferred Stock” shall mean the Series A preferred stock of Purchaser, par value $0.01 per share.

“Purchaser Representatives” shall mean Victor Zhou and Wilson Li.

“Purchaser SEC Documents” shall have the meaning set forth in Section 5.6(a).

“Purchaser Stock Option Plans” shall have the meaning set forth in Section 5.2(b).

“Purchaser Sub” shall have the meaning set forth in the first paragraph.

“Purchaser Stockholder Approval Items” shall have the meaning set forth in Section 5.16.

“Purchaser Stockholders’ Meeting” shall have the meaning set forth in Section 6.4(a).

“Purchaser Subsidiary Charter Documents” shall have the meaning set forth in Section 5.1(b).

“Purchaser Voting Debt” shall have the meaning set forth in Section 5.2(c).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.14(a).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.14(a).

“Reincorporation Merger” shall have the meaning set forth in the recitals hereto.

“Related Agreements” shall mean the Lock-Up Agreement, Voting Agreement and all other agreements and certificates entered into or executed by or on behalf of the parties hereto in connection with the transactions contemplated herein.

“Representatives” shall have the meaning set forth in Section 6.19(a).

“Returns” shall have the meaning set forth in Section 3.11(b)(i).

“SEC” shall have the meaning set forth in Section 5.5.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

“SCHS” shall have the meaning set forth in the first paragraph.

“SCHS Shares” shall have the meaning set forth in Section 3.2(a)(i).

“Sino-Canada Entity” or “Sino-Canada Entities” shall mean the Company, SCHS, PM, CLSC and their Subsidiaries.

“Sino-Canada Working Capital Deficiency” “shall mean the amount, if any, by which (x) the sum of the total current assets minus the total current liabilities of the Company as reflected on the Estimated Sino-Canada Closing Date Balance Sheet is less than (y) the sum of the total current assets minus the total current liabilities of the Company as reflected on the unaudited consolidated balance sheet of the Company as of March 31, 2009 multiplied by 1.05.

“Share Issuance” shall have the meaning set forth in the recitals hereto.

“Shareholder” or “Shareholders” shall have the meaning set forth in the first paragraph.

“Shareholder Consents” shall have the meaning set forth in Section 4.5.

“Shareholder nominees” shall have the meaning set forth in Section 6.11(a).

“Shareholder Representative” shall have the meaning set forth in the first paragraph.

“Shareholders’ Disclosure Letter” shall have the meaning set forth in the first paragraph of ARTICLE IV.

“Subsidiary” shall have the meaning set forth in Section 3.1(a).

“Surviving Corporation” shall have the meaning set forth in the recitals hereto.

“Surviving Corporation Common Stock” shall have the meaning set forth in Section 1.6(a).

 Target Charter Documents” shall have the meaning set forth in Section 3.1(b).

“Target Shares” shall have the meaning set forth in the recitals hereto.

“Target Subsidiary Charter Documents” shall have the meaning set forth in Section 3.1(b).

“Tax” and “Taxes” shall have the meaning set forth in Section 3.11(a).

“Third Party Expenses” shall have the meaning set forth in Section 6.16.

“Utah Law” shall have the meaning set forth in Section 1.1.

“Voting Agreement” shall have the meaning set forth in the recitals hereto.

 “Voting Debt” shall have the meaning set forth in Section 3.2(b).

11.2           Interpretation.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(b)           Any reference to any federal, state, provincial, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and the documents reference herein and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(d)           As used in this Agreement reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

(e)           Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(g)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

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IN WITNESS WHEREOF, Purchaser, Merger Sub, Purchaser Sub, the Company, SCHS, PM, CLSC, the Shareholders and the Shareholders’ Representative have caused this Agreement to be signed, all as of the date first written above.

PURCHASER: THE HARTCOURT COMPANIES, INC. By: /s/ Victor Zhou Name: Victor Zhou Title: Chief Executive Officer
MERGER SUB: MAPLE CHINA EDUCATION INCORPORATED By: /s/ Victor Zhou Name: Victor Zhou Title: Chief Executive Officer
PURCHASER SUB: HARTCOURT EDUCATION INVESTMENT MANAGEMENT CONSULTING (SHANGHAI) CO., LTD. By: /s/ Victor Zhou Name: Victor Zhou Title: Chief Executive Officer

COMPANY:

SINO-CANADA INVESTMENT GROUP INC.

By: /s/ Ross Yuan
Name: Ross Yuan
Title: Chief Executive Officer

SCHS:

SINO-CANADA HIGH SCHOOL

By:  /s/ Ross Yuan
Name: Ross Yuan
Title: Authorized Representative

PM:

WUJIANG HUAYU PROPERTY MANAGEMENT COMPANY

By: /s/ Chen Weiping
Name: Chen Weiping
Title: Authorized Representative

CLSC:

CANADIAN LEARNING SYSTEMS CORPORATION

By:  /s/ Ross Yuan
Name: Ross Yuan
Title: Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Ross Yuan
Ross Yuan

SHAREHOLDERS:

SINO-CANADA INVESTMENT INCORPORATED

By:  /s/ Ross Yuan
Name: Ross Yuan
Title: Chief Executive Officer

/s/ Yuan Chen
Yuan Chen

/s/ Wei Xie
Wei Xie

/s/ Jianhua Jiao
Jianhua Jiao

/s/ Xiumin He
Xiumin He

/s/ Qing Yuan
Qing Yuan

SCHEDULE A

Company Stockholders

Stockholder Name	Target Shares to be exchanged
Sino-Canada Investment Incorporated	32,000,000
Yuan Chen	5,270,000
Wei Xie	5,270,000
Jianhua Jiao	5,100,000
Xiumin He	2,355,000
Qing Yuan	5,000